UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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WAUSAU PAPER CORP.
(Name of Registrant as Specified In Its Charter)

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July 25, 2014

Dear Shareholder:

        You are cordially invited to attend our annual meeting of shareholders to be held on Thursday, August 21, 2014, at the Hyatt Regency, 401 West High Street, Lexington, Kentucky 40507. At the annual meeting, you will be asked to elect Londa J. Dewey, Gary W. Freels, and Gavin T. Molinelli as Class III directors, with a term of office expiring in 2017. You will also be asked to consider proposals to adopt a non-binding "say-on-pay" resolution that approves our executive compensation policies, to ratify the preliminary selection of our independent auditing firm, and to vote on a shareholder proposal regarding our shareholder rights plan.

        Details on the time and place of the meeting, as well as information on matters to be voted on by shareholders and other customary and important disclosures, are set forth in the attached notice and proxy statement.

        I look forward to seeing you at the annual meeting. Whether or not you plan to attend, please sign and return the enclosed proxy card so that your vote will be counted.

Sincerely,

Michael C. Burandt Chairman and Chief Executive Officer

WAUSAU PAPER CORP.

Notice of Annual Meeting of Shareholders

        The annual meeting of shareholders of Wausau Paper Corp. will be held at the Hyatt Regency, 401 West High Street, Lexington, Kentucky 40507, on August 21, 2014, at 1:30 p.m., local time. The purpose of the meeting is as follows:

  1.
  To elect three Class III directors;

  2.
  To vote on an advisory, non-binding "say-on-pay" resolution that approves the compensation of our executive officers;

  3.
  To ratify the audit committee's preliminary selection of Deloitte & Touche LLP as our independent auditor for the 2014 fiscal year;

  4.
  To vote on a proposal from Gabelli Funds, LLC, one of our shareholders, regarding the redemption of the Company's preferred share purchase rights issued pursuant to the Rights Agreement, dated as of October 21, 1998, and thereafter amended; and

  5.
  To conduct any other business that properly comes before the meeting.

        The record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof is the close of business on July 18, 2014.

        July 25, 2014

Sherri L. Lemmer Secretary

        Please promptly vote, sign, date, and return the enclosed proxy card in the postage-paid envelope provided.

Proxy Statement for
Wausau Paper Corp.
Annual Meeting of Shareholders to be held August 21, 2014

i

ii

July 25, 2014

Wausau Paper Corp.
100 Paper Place
Mosinee, Wisconsin 54455-9099
wausaupaper.com

Solicitation of Proxies

Background Regarding the Solicitation

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Wausau Paper Corp. for use at the 2014 annual meeting of shareholders (the "Annual Meeting"), including any adjournment thereof. The Annual Meeting will be held at 1:30 p.m. on August 21, 2014, at the Hyatt Regency, 401 West High Street, Lexington, Kentucky 40507.

        The Board of Directors unanimously recommends that you vote FOR the election of each of our Board of Directors' nominees (Londa J. Dewey, Gary W. Freels, and Gavin T. Molinelli) by using the proxy card that is enclosed with this proxy statement.

Costs of the Solicitation

        We will pay the cost of soliciting proxies on behalf of the Company. Proxies may be solicited on our behalf by directors, officers, or employees (for no additional compensation) in person or by telephone, electronic transmission, and facsimile transmission.

Voting Procedures

Your Vote

        Your vote is very important. Whether or not you plan to attend the annual meeting, please sign, date, and return the enclosed proxy card promptly in order to be sure that your shares are voted. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company at our office in Mosinee, Wisconsin, by filing another duly executed proxy bearing a later date with the Secretary, or by giving oral notice at the annual meeting.

        All shares represented by your properly completed proxy will be voted in accordance with your instructions if your proxy has been submitted to us prior to the meeting and has not been revoked. If you do not indicate how your shares should be voted on a proposal, the shares represented by your properly completed proxy will be voted as the Board recommends.

        If any matters other than those described in this proxy statement are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies in the proxy form furnished to you by the Board will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote. As of the date of this proxy statement, we do not anticipate that any other matters will be presented at the Annual Meeting.

Shareholders Entitled to Vote

        General.    Shareholders at the close of business on the record date, July 18, 2014, are entitled to notice of and to vote at the Annual Meeting. Each share is entitled to one vote on each proposal properly brought before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Board. On the record date, there were 49,970,649 shares of common stock outstanding.

        "Street Name" Accounts.    If you hold shares in "street name" with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares. In some cases, a broker may be able to vote your shares even if you provide no instructions, but on other matters, such as the election of directors, your broker may vote the shares held for you only if you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as a "broker non-vote" and may count as a vote against certain proposals. See "Quorum, Required Vote, and Related Matters." If you hold your shares in "street name," it is critical that you cast your vote if you want it to count in the election of our directors and the other matters to be voted on at the Annual Meeting. Regulations prevent your bank or broker from voting your uninstructed shares. Accordingly, if you hold your shares in "street name" and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf.

        Dividend Reinvestment Plan and Common Stock Purchase Plan Participants.    If you are a participant in the Dividend Reinvestment and Stock Purchase Plan or Common Stock Purchase Plan, your proxy will also serve to direct the Plan administrator to vote any shares of common stock held for you under either Plan at the close of business on the record date. Shares beneficially owned by participants in the Plans for which no proxy or other voting directions are received will not be voted. The accompanying form of proxy will permit you to vote the shares held in the Plans.

        Savings and Investment Plan Participants.    If you are a participant in our Savings and Investment Plan ("401(k) Plan"), you may vote an amount of shares equivalent to the interest in our common stock credited to your account as of the record date. Your proxy will serve as voting instructions for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and do not vote, the Plan trustee will vote the Plan shares in the same proportion as shares for which instructions were received under the Plan. The accompanying form of proxy will permit you to vote the shares held in the Plan.

Quorum, Required Vote, and Related Matters

        Quorum.    A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the Annual Meeting in person or by proxy. For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum. Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

        Proposal No. 1—Election of Directors.    Directors are elected by a plurality of the votes cast. For this purpose, a "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of the three directors to be chosen at the Annual Meeting. You may vote in favor of the nominees specified on the accompanying proxy form or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

        Proposal No. 2—Approval of Non-Binding "Say-on-Pay" Resolution Regarding Executive Compensation.    Proposal No. 2, relating to the non-binding resolution that approves our executive compensation, will be approved if more shares are voted for the proposal than are voted against the proposal. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

        Proposal No. 3—Ratification of Preliminary Selection of Auditors.    Proposal No. 3, relating to the ratification of our preliminary selection of Deloitte & Touche LLP as our independent registered public accounting firm, will be approved if a majority of the shares of stock represented and voted at the annual meeting vote for approval, provided that a majority of the outstanding shares of stock are voted on the proposal. Shareholders may vote in favor of the proposal, against the proposal, or abstain from voting; however, shares that are not voted on Proposal No. 4 because of abstention will not have any effect on whether or not the proposal is adopted.

        Proposal No. 4—Shareholder Proposal Regarding Approval of Rights Plan.    Proposal No. 4, relating to a proposal from Gabelli Funds, LLC, one of our shareholders, regarding the redemption of the Company's preferred share purchase rights issued pursuant to the Rights Agreement, dated as of October 21, 1998, and thereafter amended. The proposal will be approved if more shares are voted for the proposal than are voted against the proposal. Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

        All Other Proposals.    As of the date of this proxy statement, we do not anticipate that any other proposals will be brought before the Annual Meeting. Generally, proposals other than the election of directors that are brought before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

        Majority Vote Policy.    Our Corporate Governance Guidelines set forth our procedures if a nominee for director is elected by a plurality of the votes cast in an uncontested election, but a greater number of votes are "withheld" for the nominee's election than are voted "for" the nominee's election. See "Proposal No. 1—Election of Directors—Election Procedures, Nominees, and Board Recommendation."

Corporate Governance

Available Corporate Governance Documents

        Our Corporate Governance Guidelines set forth basic principles and guidelines concerning the qualifications and responsibilities of directors, Board committees, majority voting policy, and other matters. In addition, we have adopted a code of business conduct and ethics for all employees, as well as a separate code of ethics that covers our CEO and senior financial officers. The Corporate Governance Guidelines, Audit, Compensation, and Corporate Governance Committee charters and codes of ethics are posted on our website. See "Investors—Corporate Governance" at wausaupaper.com. A copy of these documents may also be obtained from the Secretary of the Company by writing to our corporate office.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of the Board and all members of our Audit, Compensation, and Corporate Governance Committees must be independent directors, as determined in accordance with New York Stock Exchange ("NYSE") listing standards. The Board reviews the independence of its members on an annual basis. During this review, the Board considers whether any transactions have occurred or if relationships exist between any director and the Company and its subsidiaries and affiliates. Included in this consideration are any transactions that occurred or relationships that exist between any member of the director's immediate family or any entity in which the director or an immediate family member is an executive officer, general partner, or significant equity holder.

        In connection with its review, the Board considered that, in the ordinary course of business, the Company may, at certain times, be engaged in business transactions with companies for which some of our directors serve as directors or officers. The Board has adopted categorical standards to assist it in determining whether any of such transactions create a material relationship that precludes independence under NYSE listing standards. In general terms, and absent other factors, the Board's categorical standards provide that a customer relationship is not material if the Company does not account for more than 2% of the revenue of the director's business and not more than 2% of the Company's revenue is derived from the director's business. Similarly, in the case of a lending relationship, absent other factors, the relationship is not material if the Company obtained the credit on the same terms as other borrowers, the credit would have been available from other lenders on comparable terms, and the interest and fees paid by the Company do not exceed 2% of the lender's total income. The Board's categorical standards are attached to this proxy statement as Appendix A and are also posted on our website. See "Investors—Corporate Governance" at wausaupaper.com.

        At its meeting held in April 2013, the Board determined that Michael C. Burandt, Londa J. Dewey, Gary W. Freels, Charles E. Hodges, G. Watts Humphrey, Jr., John S. Kvocka, and George P. Murphy were each independent under the listing standards of the NYSE and that each of these individuals had no relationship with the Company other than as directors and shareholders. The Board also determined at the same meeting that Henry C. Newell was not independent under the NYSE listing standards because he was then serving as the Company's President and Chief Executive Officer, and that Thomas J. Howatt was not independent under the NYSE listing standards because he had served as the Company's President and Chief Executive Officer until his retirement on December 31, 2011. Messrs. Newell and Howatt each left our Board of Directors in June 2014. The Board anticipates again making a formal evaluation of director independence at its meeting scheduled to be held in August 2014.

Review, Approval, or Ratification of Related Party Transactions

        There was no transaction with related parties in 2013 that is required to be disclosed under the rules of the SEC. A related party transaction would be disclosed if it exceeded $120,000 and one of our directors or executive officers (or their affiliates or members of their immediate family) had a direct or indirect material interest in that transaction.

        The Company has not adopted any formal policies or procedures for the review, approval, or ratification of transactions that may be required to be reported under the SEC disclosure rules. These types of transactions, if and when they are proposed or have occurred, have been or will be reviewed by the entire Board (other than the director involved) on a case-by-case basis. The Board's review has in the past considered, and will in future cases consider, the importance of the transaction to the Company; the availability of alternative sources or service providers to meet the Company's requirements; the amount involved in the proposed transaction; the specific interest of the director or executive officer (or immediate family member) in the transaction; whether information concerning the fees, costs, or other terms of substantially similar arms-length transactions between unrelated parties is available; whether the terms of the proposed transaction present any unusual or unfavorable features to the Company; and any other factors that the Board may consider important and appropriate to its determination.

Committees of the Board

        Our Corporate Governance Guidelines provide that the Company will have Audit, Compensation, and Corporate Governance Committees in addition to any other committees the Board considers appropriate. Each of the members of those committees satisfies the criteria for independence under applicable rules of the SEC, NYSE listing standards, and other applicable regulations.

        Audit Committee.    The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements related to the Company's financial reporting and disclosure obligations. The Committee has the sole authority to appoint or replace the Company's independent auditor. Members of the Committee may not serve on the audit committees of more than two other public companies. The members of our

Audit Committee also satisfy the additional NYSE and SEC rules for independence applicable to audit committees of listed companies.

        Mr. Freels (Chair), Mr. Burandt, Ms. Dewey, Mr. Kuester (until his retirement in April 2013), and Mr. Kvocka (following his election in April 2013) served on the Audit Committee during 2013. The full Audit Committee met eight times in 2013, and there were three meetings between management and the Chairman of the Committee in 2013. See "Report of the Audit Committee and Related Matters," for the report of the Audit Committee and other information relating to the selection of, and fees paid to, the independent auditor.

        Compensation Committee.    The Compensation Committee is appointed by the Board to (1) discharge the Board's responsibilities relating to compensation of the Company's directors and officers, and (2) satisfy the requirements concerning the disclosure of executive compensation under SEC regulations. The Committee may delegate its authority to a subcommittee of its members, but it has not chosen to do so. The Committee did not directly retain any compensation consultant to assist it in the review or determination of executive compensation in 2013; however, the Company retained Grant Thornton LLP to review the Company's director and officer compensation practices as compared against a peer group of companies and to provide their report of that evaluation to our Compensation Committee.

        The Committee's activities and policies concerning compensation for directors and executive officers are included in this proxy statement under the subcaptions "Proposal No. 1—Election of Directors—Director Compensation for 2013," "Executive Compensation—Compensation Discussion and Analysis," and "Executive Compensation—Compensation Committee Report." Mr. Humphrey (Chair), Ms. Dewey, Mr. Freels, and Mr. Hodges served as members of the Compensation Committee during 2013. The Compensation Committee met a total of four times in 2013.

        Corporate Governance Committee.    The Corporate Governance Committee is appointed by the Board to (1) identify individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders, (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company, (3) lead the Board in its annual review of the Board's performance, (4) recommend to the Board director nominees for each committee, and (5) provide oversight for the corporate compliance program and its code of conduct and ethics. Ms. Dewey (Chair), Mr. Humphrey, Mr. Kuester (until his retirement in April 2013), Mr. Burandt (following Mr. Kuester's retirement), and Mr. Murphy (following his election in April 2013) served on the Corporate Governance Committee during 2013. The Corporate Governance Committee met two times in 2013.

Board Meetings, Leadership Structure, and Director Communication

        Meetings of the Board.    The Board met 13 times in 2013. Each of the directors attended at least 75% of the total number of the meetings of the Board and the committees on which they served during the last fiscal year.

        Board Leadership Structure.    Mr. Howatt, who served as our Chief Executive Officer until December 31, 2011, served as Chairman of the Board from February 15, 2012, until his retirement at the conclusion of the Board meeting held on April 17, 2014. During 2013, Mr. Howatt and Mr. Newell worked together to develop agendas for board meetings and otherwise establish Board priorities and procedures. Mr. Howatt typically led the Board meetings in his role as Chairman, which allowed Mr. Newell to provide greater focus on the Company's day-to-day operations. We believed that this structure best allowed the Board to fulfill its oversight role at the time (including the Board's oversight of risk as described further below); however, the Board does not have a specific policy regarding the separation of the roles of Chief Executive Officer and Chairman, as it believes that it is in the best interest of the Company to make that determination on a case-by-case basis based on the position and direction of the Company, as well as the membership of the Board, at the time.

        Following Mr. Howatt's retirement as our Board Chairman in April 2014, Mr. Burandt assumed those duties. Mr. Burandt contemporaneously assumed the duties of President and Chief Executive Officer of the Company, following Mr. Newell stepping down from that position on April 2, 2014. Mr. Burandt initially assumed these roles on an interim basis, while the Board of Directors evaluated the most appropriate leadership structure for the Company going forward. After a period of evaluation, Matthew L. Urmanski was promoted to President of the Company, and Mr. Burandt retained the roles of Board Chairman and Chief Executive Officer. For the forseeable future, the Board believes that this structure will provide appropriate continuity and oversight to both the Board of Directors and the Company as a whole.

        Meetings of Independent and Non-Management Directors.    The Board's independent directors meet in executive session at least once each year. In 2013, meetings of independent directors followed the board meetings held in February and October. The Board appointed Mr. Humphrey to preside over these meetings during 2013. The Board's non-management directors also meet in the absence of management each year following the February Board meeting and, at this meeting, the non-management directors establish a schedule of additional meetings. The non-management directors must meet at least twice each year under the Company's Corporate Governance Guidelines, and, during 2013, the Board appointed Mr. Howatt to preside over these meetings. During 2013, the non-management directors met following the board meetings held in February, June, October, and December. Shareholders and others may communicate directly with the non-management directors by following the procedures set forth in the following paragraph. The Board anticipates addressing its process for independent and non-management directors meetings when it meets in August 2014.

        Communicating with the Board.    Shareholders and others may communicate with the Board by writing to the Chairman at the Company's office, 100 Paper Place, Mosinee, Wisconsin 54455-9099. Individual directors (including any or all of the independent or non-management directors) may also be contacted in writing at the same address. Mail may be opened and sorted before forwarding to the director to whom the mail was addressed. If a communication does not involve an ordinary business matter and if a particular director is named, the communication will be forwarded to that director. If no particular director is named, the communication will be forwarded to the Chairman of the appropriate Board committee. If a complaint or concern involves accounting, internal accounting controls, or auditing matters, the correspondence may be addressed, and will be forwarded, to the Chairman of the Audit Committee. Our website also describes the Audit Committee's procedures to submit a concern or complaint on a confidential basis. In order to expedite a response, the non-management directors have instructed management to receive, research, and respond, if appropriate, on behalf of the Company's non-management directors or a particular director, to any communication regarding an ordinary business matter.

        Attendance at Annual Meetings.    The Board has an informal policy under which all directors are expected to attend the annual meeting of shareholders. In 2013, each of our directors other than Mr. Hodges (who could not attend due to an illness) attended the annual meeting.

Board Oversight of Risk

        Although the Board is not involved in the day-to-day management of risks facing our Company, the Board plays an important role in risk oversight. The Company's risk management systems, including our internal and external auditing procedures, internal controls over financial reporting, corporate compliance and ethics program (which includes the obligation for Company management to conduct periodic risk assessments), and contract approvals policies, among others, are designed in part to bring to the Board's attention the Company's most material risks so that the Board can understand and evaluate how those risks might affect the Company and how management is responding to those risks. The Board also works with and supports management in promoting a corporate culture that understands the importance of enterprise-wide risk management and incorporates it into day-to-day decisions that are made regarding our business. A high priority is placed on risk-aware and risk-adjusted decision making throughout the Company.

        The Audit Committee, in particular, is charged with, among other duties, regularly discussing with management the Company's major financial risk exposures and the steps management has taken to monitor and control those risk exposures, including the Company's risk assessment and risk management policies. The Audit Committee also receives, on an annual basis, a report from the Company's general legal counsel regarding material legal and compliance matters that are being addressed by Company management. Finally, the Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The Compensation Committee also evaluates risks associated with our incentive compensation programs. At its meeting in January 2013, for example, the Compensation Committee evaluated the following issues:

  •
  Whether any of the Company's compensation programs incentivize employees to take excessive or inappropriate risk.

  •
  Whether any particular business segment of the Company carries a significant portion of the Company's risk profile (for example, by being structured in a way that results in compensation expense representing a significantly higher percentage of the business segment's revenues when compared with other business segments).

  •
  Whether the Company appropriately manages any risks that may be created by its compensation programs and policies.

After a review and discussion of these issues at its January 2013 meeting, the Compensation Committee concluded that the Company's incentive compensation programs and policies did not create incentives for excessive or inappropriate risk-taking by Company employees.

        The Corporate Governance Committee receives, on an annual basis, a report from the Company's Corporate Compliance Director that outlines the variety of incidents and activities that are reported through the Company's compliance hotline or other means, all as part of the Company's corporate compliance and ethics program. The program is designed to detect and prevent violations of law, as well as to mitigate risks associated with both willful legal violations and inadvertent compliance failures.

Proposal No. 1—Election of Directors

General Information

        The Nomination Process.    Nominations for director are recommended to the Board by the Corporate Governance Committee. Candidates for election to the Board may be identified for initial consideration by the Committee from a wide variety of potential sources. For example, the Committee will consider candidates for nomination from among incumbents whose term will expire at the next annual meeting, persons identified by other members of the Board, executive officers, shareholders, and persons identified by a professional search firm should the Committee believe it appropriate to engage such a firm to assist it. To recommend an individual for consideration, a shareholder should mail or otherwise deliver a written recommendation to the Committee not later than the December 1 immediately preceding the annual meeting for which the individual is to be considered for inclusion as a nominee of the Board. At a minimum, a shareholder recommendation should include the individual's current and past business or professional affiliations and experience, age, stock ownership, particular qualifications, and such other information as the shareholder deems relevant to assist the Committee in considering the individual's potential service as a member of the Board.

        Qualifications.    In reviewing potential nominees, the Committee will consider the age, skills, and experience of current Board members and the requirement under our Corporate Governance Guidelines that a majority of the Board members must be independent, as determined in accordance with NYSE listing standards. At a minimum, nominees must satisfy the qualification requirements included in our Corporate Governance Guidelines (which are posted on our website at wausaupaper.com), including the provision that no person may be elected a director if that person has attained age 70 as of the date of the election. All potential nominees submitted to or identified by the Committee will be evaluated on a similar basis for their level of qualifications and experience.

        The Committee believes that persons recommended by it to the Board should possess strong intellectual skills; have had a successful career in business, higher education, or a profession that demonstrates an ability to manage a complex organization; have a reputation for personal and professional integrity; exercise sound and independent business judgment; and be able to understand the economic, financial, and operational issues to be addressed by the Company. Directors whose terms of office will expire at the next annual meeting are considered by the Committee on the basis of these qualities and also on the basis of their service to the Company during their term in office. The Committee does not have a specific policy regarding Board diversity, but seeks to fill seats on the Board with persons who have a range of professional experiences and backgrounds.

Election Procedures, Nominees, and Board Recommendation

        The Board currently has eight members divided into three classes, consisting of two Class I directors, three Class II directors, and three Class III directors.

        Any director appointed by the Board to fill a newly created directorship is required to stand for reelection by the shareholders at the first annual meeting following his or her appointment by the Board. At the Annual Meeting, shareholders will be asked to elect three Class III directors, who will have terms of office expiring at the annual meeting of shareholders to be held in 2017.

        Upon recommendation of the Corporate Governance Committee, the Board has nominated Londa J. Dewey, Gary W. Freels, and Gavin T. Molinelli as Class III directors. Ms. Dewey has served as a director since 2011; Mr. Freels since 1996; and Mr. Molinelli since July 2014.

        In the event any of the nominees should become unable or unwilling to be a nominee for election at the annual meeting, it is the intention of the proxies to vote for such substitute as may be designated by the Board.

        Directors are elected by a plurality of the votes cast for the election of directors. However, under our Corporate Governance Guidelines, in any uncontested election, a director who has a greater number of votes "withheld" for the director's election than are voted "for" the director's election is required to tender a resignation within two days of the election. The Corporate Governance Committee must act promptly (but in any event within 30 days of the election) to make a recommendation to the Board to accept or reject the director's resignation. In making its recommendation, the Committee may consider all factors and other information it considers relevant. The Board's decision on the Committee's recommendation must be made promptly (but in any event within 90 days of the election), taking into consideration the Committee's report, if any, on its recommendation and any other factors and other information it considers relevant. The Board must also consider, and if it deems it appropriate take action to address, the shareholder concerns underlying the withheld votes or other relevant issues. Within four business days of the Board's decision, the Company will disclose the Board's decision whether to accept or reject the tendered resignation on a Form 8-K filing with the SEC and include in the disclosure an explanation of the process by which it reached its decision and, if applicable, the reasons for rejecting the resignation. No director who has tendered a resignation pursuant to this governance principle may participate in the process by which the Committee recommends or the Board determines whether the resignation will be accepted.

        The Board of Directors unanimously recommends a vote FOR the election of each director nominee. The following table sets forth information concerning the business background and experience of the Board nominees and all continuing directors. Unless specified, all current positions listed for a nominee or director have been held for at least five years. Directors whom the Board has determined are independent under the criteria of the NYSE listing standards (or nominees who will meet such criteria) are denoted by an asterisk (*).

Nominees

Londa J. Dewey*

Ms. Dewey, 53, currently chairs our Governance Committee, and she also serves as a member of our Audit and Compensation Committees. Ms. Dewey is President of QTI Management Services, Inc., d/b/a The QTI Group, a human resources and staffing company. She was formerly President of the Private Client Group and Market President of U.S. Bank. Ms. Dewey is a director of MGE Energy, Inc., a publicly-traded utility holding company; a director of American Family Insurance, a mutual insurance company; a director of Wealth Management Company, an affiliate of Northwestern Mutual Life Insurance Co.; and a past Chair of the Board for Meriter Health Services, Inc., an integrated health services organization and the parent company of Meriter Hospital. Ms. Dewey provides the Board with her skills relating to financial analysis, business strategy, and risk assessment and management.	Class III (2017) Director since 2011

Gary W. Freels*

Mr. Freels, 65, is President and Chief Executive Officer of Alexander Properties, Inc. (investment management). Mr. Freels also serves as President and a director of the Judd S. Alexander Foundation, Inc., (a private foundation) and as a director of the Dudley Foundation, Inc. (a private foundation). Mr. Freels has extensive experience in the areas of investment management, audit, and finance.	Class III (2017) Director since 1996

Gavin T. Molinelli

Mr. Molinelli, 31, is the Company's newest director, having been appointed by the Board in July 2014. Mr. Molinelli is a Partner of Starboard Value LP. Prior to joining Starboard in 2011 as part a spin-off transaction, Mr. Molinelli was a Director and an Investment Analyst for the funds that comprised the small cap value and opportunity investment platform at Ramius LLC, a subsidiary of the Cowen Group, Inc. Prior to joining Ramius in October 2006, Mr. Molinelli was a member of the Technology Investment Banking group at Banc of America Securities LLC. Mr. Molinelli was formerly on the Board of Directors of Actel Corp, a semi-conductor company. Mr. Molinelli received a B.A. in Economics from Washington and Lee University, and he brings the perspective of a significant shareholder to our Board of Directors.	Class III (2017) Director since 2014
Continuing Directors

Michael C. Burandt

Mr. Burandt, 70, is President and CEO of Cantina Holdings LLC, an operator of upscale Mexican restaurants in the Atlanta, Georgia market, a position he has held since September 2007. Previously, from July 1988 until May 2007, Mr. Burandt held various executive positions with Georgia Pacific Corporation, a manufacturer of tissue products, fine paper, building products, containerboard, packaging pulp, and DIXIE® brand products. From November 2000 until May 2007, Mr. Burandt was Georgia Pacific's Executive Vice President of North American Consumer Products, which includes the at-home and away-from-home tissue businesses, fine paper business, bleached board business, and the DIXIE® brand businesses. Mr. Burandt brings his significant experience in the paper business and, in particular, tissue operations, to our Board of Directors.	Class I (2015) Director since 2012

Charles E. Hodges*

Mr. Hodges, 62, has been the President of The Hodges Group LLC, an operations effectiveness consulting company providing process improvement consulting to the pulp and paper industry, since September 2011. Mr. Hodges was previously a principal of that company from January 2006 until March 2008. From March 2008 until August 2011, Mr. Hodges served in various positions, including President, Chief Executive Officer, and Chief Operating Officer, at Port Townsend Paper Company, a provider of kraft paper, containerboard, and unbleached kraft pulp as well as packaging products in British Columbia. Mr. Hodges' more than 30 years of experience in the paper industry, both as an executive and director of a number of companies and trade associations, enables him to provide effective oversight of the Company.	Class I (2015) Director since 2012

G. Watts Humphrey, Jr.*

Mr. Humphrey, 70, chairs our Compensation Committee. He is President of GWH Holdings, Inc. (private investment company), Chairman of IPEG, Inc. (International Plastics Equipment Group, Inc.), Chairman of Centria (metal building systems), and owner of Shawnee Farm (thoroughbred breeding/racing). Mr. Humphrey is also a Lead Independent Director and Chairman of the Executive Committee of Churchill Downs Incorporated. Mr. Humphrey's experience in multiple industries provides our Board with a broad business perspective and specific expertise in the areas of administration, operations, and planning.	Class II (2016) Director since 2007

John S. Kvocka*

Mr. Kvocka, 67, is the President and Chief Executive Officer of JSK Associates (an entrepreneurial and consulting entity). He is also a Director of and Senior Advisor to Apex Resource Technologies, Inc. (a medical device manufacturing company) and Senior Advisor to Garnet River LLC, an IT services and business consulting firm. Previously, Mr. Kvocka served as Vice President and Chief Financial Officer of Finch Paper LLC, a manufacturer and supplier of fine quality uncoated printing and writing papers, and as Vice President Business Development of SCA Tissue North America, a global Swedish paper and packaging company, from March 2001 until November 2004. Mr. Kvocka brings his broad-based business experience in both senior management and board member roles to his service as a director of the Company.	Class II (2016) since 2013

George P. Murphy*

Mr. Murphy, 62, is the Chairman of the Advisory Board of Altitude Medical, Inc. (a hand sanitation company) and Meritech, Inc. (an infection control company). Mr. Murphy also serves as Vice Chairman of the Spitzer Center for Ethical Leadership and as a member of the Executive Team of Advisors of Mason Wells, a private equity firm. Previously, he served as a Senior Operating Partner at Hudson Ferry Capital LLC, a private equity firm; a Director of Converting, Inc. (a manufacturer of disposable food service products); as a Director and Strategic Advisor to Advanced Modern Technologies Corporation (a washroom automation systems and water saving device manufacturer); and as Chairman of Atlas Paper Mills, LLC. Mr. Murphy enjoyed a twenty-seven year career with companies serving the away-from-home marketplace, including as President and CEO of Technical Concepts LLC and in various executive positions in the Away from Home Divisions of Scott Paper Co. and later Kimberly-Clark Corporation. Mr. Murphy's experience in senior executive positions and his extensive managerial background in a variety of industries, including away-from-home tissue products, enable him to assist in the effective oversight of the Company.	Class II (2016) since 2013

Director Compensation for 2013

        The following table presents the compensation of our directors for 2013. A description of our director compensation policy and plans follows the table.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)
Michael C. Burandt	$65,000	$50,000	$0	$0	$0	$0		$115,000
Londa J. Dewey	$71,833	$50,000	$0	$0	$0	$0		$121,833
Gary W. Freels	$78,500	$50,000	$0	$0	$(18,418)	$0		$110,082
Charles E. Hodges	$61,000	$50,000	$0	$0	$0	$0		$111,000
Thomas J. Howatt	$181,500	$50,000	$0	$0	$(6,983)	$25,048	(5)	$249,565
G. Watts Humphrey, Jr.	$69,667	$50,000	$0	$0	$0	$0		$119,667
Dennis J. Kuester	$26,000	$50,000	$0	$0	$(28,255)	$168,583	(6)	$216,328
John S. Kvocka	$43,000	$50,000	$0	$0	$0	$0		$93,000
George P. Murphy	$39,500	$50,000	$0	$0	$0	$0		$89,500

(1)
Directors who are employees do not receive directors fees; accordingly, Mr. Newell is not listed in this table. Mr. Kuester retired from the Board in April 2013; Messrs. Kvocka and Murphy were first elected to the Board in April 2013. Messrs. Howatt and Newell both left the Board in June 2014.

(2)
Stock awards are performance units, which must be held until the director's termination of service from the Board. Stock award amounts therefore represent potential future income, the amount of which may be materially different when paid. Dividend equivalents in the form of additional performance units are also earned on each award and are paid at distribution of award. Amounts indicated represent the grant date fair value for the 2013 award, which was determined by the closing price of the underlying stock on the grant date ($9.01 per share, except for the grants made to Messrs. Kvocka and Murphy, which were at $10.00 per share on the date of grant). The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. Additional information concerning the recognition of compensation expense and the assumptions used in the calculation of compensation expense attributable to these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2013.

(3)
The aggregate number of stock and option awards held at December 31, 2013, by directors other than Mr. Newell (see footnote (1) above) are:

	Aggregate Stock Awards*	Aggregate Option Awards
Michael C. Burandt	11,316	—
Londa J. Dewey	17,960	—
Gary W. Freels	26,691	37,000
Charles E. Hodges	11,316	—
Thomas J. Howatt**	61,708	697,205
G. Watts Humphrey, Jr.	25,503	12,000
Dennis J. Kuester	—	37,000
John S. Kvocka	5,000	—
George P. Murphy	5,000	—

*
Does not include 3,987 performance units granted January 2, 2014, pursuant to Director Compensation Policy and reflected in table of beneficial ownership under "Stock Ownership." Also does not include 1,314 hypothetical shares attributable to dividend equivalents for Mr. Freels; 1,101 hypothetical shares attributable to dividend equivalents for Mr. Humphrey; 460 hypothetical shares attributable to dividend equivalents for Ms. Dewey; 556 hypothetical shares attributable to dividend equivalents for Mr. Howatt; or 188 hypothetical shares attributable to dividend equivalents for Messrs. Burandt and Hodges.

**
For Mr. Howatt, also includes 47,991 performance units granted January 3, 2011, under the Company's Long-Term Equity Incentive Compensation Plan and 672,205 option awards granted at various dates while serving as an officer of the Company. Awards do not include dividend equivalent shares that are payable only in cash upon exercise of certain option awards.
(4)
Represents change in actuarial present value under director retirement plan for directors who began service prior to January 1, 2003.

(5)
Represents aggregate incremental cost for personal use of the Company aircraft.

(6)
Mr. Kuester retired as a director on April 18, 2013; represents amounts received pursuant to the Directors' Deferred Compensation Plan and Directors' Retirement Policy.

        Director Compensation Policy.    Director compensation is established by the Compensation Committee and is intended to be competitive with compensation paid to directors of similarly sized publicly traded companies. Our Chairman of the Board received a monthly retainer of $10,000 during 2013; however, beginning in January 2014, this monthly retainer amount was reduced to $6,250, in part due to the Company's disposition of its technical specialty paper business during 2013 and the Company's lower levels of assets and revenue that resulted from that disposition and narrowing of focus. Overall director compensation is reviewed annually by the Committee. In December 2013, after its annual review of director compensation, the Committee elected to maintain director compensation at previously established levels, except with respect to the Chairman's retainer as described above. Director compensation levels are summarized below:

Board Retainer
Annual cash retainer (other than Board Chairman)	$40,000
Performance Units	$50,000	(1)
Meeting Fees
Board Meeting Fees	$1,500
	$1,000		(telephonic meeting)
Committee Meeting Fees	$1,000
	$500		(telephonic meeting)
Annual Committee Chair Retainer
Audit	$10,000
Executive, Compensation, and Corporate Governance	$5,000

(1)
On the first business day of each fiscal year or upon the date of initial election to the Board, a director receives performance units in an amount determined by dividing $50,000 by the closing price of Company's stock on such day. Dividend equivalents in the form of additional performance units accrue on each cash dividend date. Units are settled in the form of Company stock upon director's termination of service from the Board unless director elects to defer distribution for a maximum of two years.

        Only non-employee directors are eligible for compensation under our director compensation policy. No director received any compensation or benefits for services as a director other than the standard arrangements described above.

        Director Stock Ownership Guidelines.    Each director is required to own stock or stock equivalents having a value equal to three times the director's annual retainer and Board meeting fees (assuming six Board meetings are held in any particular year) on or before the completion of six calendar years of service. "Stock" consists of shares directly or indirectly held, vested common stock equivalents (restricted stock, etc.), vested stock options, and shares held in qualified retirement plan accounts. As of December 31, 2013, all of our directors have attained the minimum level except Messrs. Murphy and Kvocka, who joined the Board in April 2013.

        Directors' Deferred Compensation Plan.    The Company maintains a deferred compensation program under which directors may elect each year to defer some or all of the fees otherwise payable in cash during the year. Amounts deferred become payable in cash in a lump sum or in quarterly installments after a director's termination of service. In the event a director's service terminates in connection with a change in control of the Company, as defined in the plan, payment of all deferred amounts will be made in a lump sum. During the period in which payment is deferred, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter, or that the deferred fees be converted into common stock equivalent units. If common stock equivalent units are elected, the director's account is also credited with stock equivalent units representing the shares of our common stock that could have been purchased with the cash dividends that would have been paid had the units been actual common stock. Stock equivalent units are converted to cash based upon the fair market value of our common stock at the time of distribution. During 2013, Mr. Hodges and Mr. Kuester participated in the Plan and deferred all or a portion of the retainer or meeting fees otherwise payable under our Director Compensation Policy.

        Directors' Retirement Policy.    Directors who began service prior to January 1, 2003, and have at least five years of service at termination are eligible to receive a benefit equal to the annual cash retainer and board meeting fees in effect at termination of service. Benefits will be paid for a period of time equal to the retired director's period of service on the Board. Retirement benefits terminate at death and are accelerated in the event of a change in control of the Company for the retired directors and current directors, as defined in the policy. Directors who began service after December 31, 2002, are not eligible for retirement benefits under this policy. Mr. Kuester retired from the Board effective April 18, 2013, and is currently receiving retirement benefits under this policy.

        Compensation Consultant's Analysis of Director Compensation.    As part of its services on behalf of the Company in 2013, Grant Thornton LLP provided the Compensation Committee with an analysis of the Company's non-employee director compensation at a meeting held in October 2013. The analysis concluded that 2013 non-employee director compensation (excluding the Chairman's retainer amount) was at approximately the 25th percentile (when compared against peer group companies) with respect to annual retainer amounts and committee chair fees paid. Further discussion regarding the peer group paper companies included in the Grant Thornton analysis is included elsewhere in this Proxy Statement under the heading "Executive Compensation—Compensation Discussion and Analysis—Total Compensation and Peer Group Analysis."

Stock Ownership

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

        The following table sets forth, based on statements filed with the SEC or information otherwise known to us, in each case, as of the record date, the name of each person believed by us to own more than 5% of our common stock and the number of shares of common stock held by each person.

Name and Address	Common Shares Beneficially Owned	Percent of Class
Starboard Value LP 830 Third Avenue New York, NY 10022	7,500,000	15.0%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	4,544,569	9.1%
Altai Capital Management, L.P. 152 West 57th Street New York, NY 10019	2,917,660	5.8%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,651,510	5.3%
LionEye Capital Management LLC 152 West 57th Street New York, NY 10019	2,559,592	5.1%

        The following table sets forth the number of shares of common stock beneficially owned as of the record date by each of the directors; each person nominated by the Company to become a director; each of our executive officers named in the summary compensation table; and all such nominees, directors, and executive officers as a group.

Name	Common Stock Beneficially Owned		Percent of Class
Michael C. Burandt	20,588	(1)	*
Londa J. Dewey	27,526	(2)	*
Gary W. Freels	1,044,225	(3)	2.09%
Charles E. Hodges	18,573	(4)	*
Thomas J. Howatt	905,158	(5)	1.80%
G. Watts Humphrey, Jr.	50,952	(6)	*
John S. Kvocka	9,850	(7)	*
Gavin T. Molinelli	7,504,793	(8)	15.02%
George P. Murphy	11,835	(9)	*
Henry C. Newell	441,315	(10)	*
Sherri L. Lemmer	84,875	(11)	*
Patrick J. Medvecz	165,550	(12)	*
Michael W. Nelson	611	(13)	*
Matthew L. Urmanski	97,354	(14)	*
All directors and executive officers as a group (14 persons)	10,383,205	(15)	20.29%

*
Less than 1%

(1)
Includes shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(2)
Includes 22,526 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(3)
Includes 975,065 shares of common stock held by two charitable foundations of which Mr. Freels serves as president and/or a director and for which Mr. Freels has sole voting power and shared investment power, as well as 37,000 option shares and 32,160 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(4)
Includes 15,573 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(5)
Includes 581,000 option shares that may be acquired within 60 days of July 18, 2014.

(6)
Includes 12,000 option shares and 30,752 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014, as well as 2,200 shares held in a SEP IRA for which Mr. Humphrey has sole voting power and sole investment power, and 6,000 shares held in various trusts for which Mr. Humphrey has sole voting power and sole investment power.

(7)
Includes 9,075 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(8)
Includes 7,500,000 shares of common stock held in the aggregate by Starboard Value LP and its affiliates and 4,793 shares attributable to performance units that may be acquired within 60 days of July 18, 2014.

(9)
Includes 9,075 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(10)
Includes 175,000 option shares that may be acquired through the exercise of options within 60 days of July 18, 2014, 20,500 shares held in an IRA for which Mr. Newell has sole voting power and sole investment power, and 2,762 shares held under the Company's 401(k) Plan on June 30, 2014 for which Mr. Newell has sole voting power and sole investment power.

(11)
Includes 8,000 option shares that may be acquired through the exercise of options within 60 days of July 18, 2014, 638 shares held under the Company's 401(k) Plan on June 30, 2014 for which Ms. Lemmer has sole voting power and sole investment power, and 57,743 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(12)
Includes 68,000 option shares that may be acquired through the exercise of options within 60 days of July 18, 2014 and 55,213 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014.

(13)
Mr. Nelson departed from the Company's employment in September 2013; amount shown represents shares held under the Company's 401(k) Plan on June 30, 2014 for which Mr. Nelson has sole voting power and sole investment power.

(14)
Includes 10,000 option shares that may be acquired through the exercise of options within 60 days of July 18, 2014, 4,300 shares held under the Company's 401(k) Plan on June 30, 2014 for which Mr. Urmanski has sole voting power and sole investment power, and 61,689 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of July 18, 2014 .

(15)
The shares disclosed incorporate footnotes (1)—(14).

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires directors and officers and persons who own more than 10% of the common stock outstanding ("reporting persons") to file reports of ownership and changes in ownership with the SEC and the NYSE. Reporting persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them with the SEC. We review copies of the Section 16(a) forms received by us or rely upon written representations from certain of these reporting persons to determine compliance with the Section 16(a) regulations for purposes of this proxy statement. Based on our review of these reports and the representations of the reporting persons, we believe that all reports required to be filed by Section 16(a) were filed on a timely basis, except for one report that was filed by Charles E. Hodges on August 15, 2013, which was two days later than it was required to be filed.

Report of the Audit Committee and Related Matters

Audit Committee Report

        During the 2013 fiscal year, the Audit Committee met regularly with senior members of the Company's financial management team and the Company's independent auditor to review and discuss the Company's financial statements (including critical accounting policies, significant accounting issues, and assumptions made in connection with those policies and preparation of the financial statements), financial management issues, and the Company's system of internal controls. The Committee also met with the Company's general legal counsel to review and discuss legal claims and contingencies.

        The Audit Committee met with the Company's senior financial management team and the independent auditor to review the Company's audited financial statements for the 2013 fiscal year prior to their issuance. At that meeting, the Committee received assurances from senior financial management that all financial statements had been prepared in accordance with accounting principles generally accepted in the United States. In addition, the Committee asked the independent auditor to address and respond to questions concerning the audited financial statements, the audit process, and other related matters. This discussion centered on the following questions posed by the Committee to the independent auditor:

  •
  Are there any accounting judgments made by management in preparing the financial statements that would have been made differently had the auditor prepared and been responsible for the financial statements?

  •
  Based on the auditor's experience and its knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

  •
  Based on the auditor's experience and its knowledge of the Company, has the Company implemented all internal controls and internal audit procedures that are appropriate for the Company?

        In connection with its review of the audited financial statements, the Audit Committee discussed with the independent auditor the independence of the firm under SEC rules for the purpose of expressing an opinion on the Company's financial statements and its internal control over financial reporting, and considered whether the provision of nonaudit services is compatible with maintaining the auditor's independence. The Committee received from the independent auditor the written disclosure and the letter relating to the independence of the firm under the applicable requirements of the Public Company Accounting Oversight Board (United States) ("PCAOB") regarding the independent accountant's communications with the audit committee concerning independence. The Committee also discussed with the independent auditor the matters required to be discussed pursuant to PCAOB Auditing Standard No. 16, "Communication with Audit Committees."

        Management has the primary responsibility for the Company's financial statements and the overall reporting process. It is not the duty of the Audit Committee to conduct auditing or accounting reviews or procedures. The Committee acts only in an oversight capacity and it necessarily relies on the work and assurances provided by management and the independent auditor, and it therefore does not have an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures. Accordingly, the Committee's reviews of the Company's financial statements and its discussions with the Company's senior financial management team and the independent auditor do not guarantee that the Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit has been carried out in accordance with the auditing standards of the PCAOB.

        In reliance on the reviews and discussions described in this report and on the report of the independent auditor, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Audit Committee Gary W. Freels (Chair) Londa J. Dewey John S. Kvocka

Audit Committee Pre-Approval Policies

        The Audit Committee is required to pre-approve audit and non-audit services performed by the Company's independent auditor. Under its pre-approval policy, a schedule of specific audit, audit-related, and tax services and their related fees received pre-approval in 2013 after review by the Committee of appropriate detailed back-up documentation and receipt of confirmation from management and the independent auditor that each non-audit service included in the schedule may be performed by the independent auditor under applicable SEC and professional standards. Any services not included in the pre-approved schedule of services and fees were specifically pre-approved by the Committee. To ensure prompt handling of unexpected matters, the Committee has delegated to the Chairman the authority to grant pre-approvals for services other than internal control related services, provided that any such pre-approvals must be presented to the full Committee at its next meeting.

        In granting approval for a service, the Audit Committee (or the appropriate designated Committee member) considers the type and scope of service, the fees, whether the service is permitted to be performed by an independent auditor, and whether such service is compatible with maintaining the auditor's independence.

Independent Auditor and Fees

        Deloitte & Touche LLP ("Deloitte") acted as the Company's independent registered public accounting firm and audited the books, records, and accounts of the Company for the fiscal year ended December 31, 2013.

        The following table presents aggregate professional fees paid or accrued to our independent auditor during the 2013 and 2012 fiscal years and fees attributable to the audit of our financial statements for those years. All services performed received pre-approval by the Audit Committee in accordance with its pre-approval policy.

	2013	2012
Audit Fees(1)	$613,800	$670,600
Audit-Related Fees(2)	813,268	0
Tax Fees(3)	142,035	198,380
All Other Fees	0	0

	$1,569,103	$868,980

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, review of SEC filings, and the attestation of management's report on the internal control of financial reporting.

(2)
Audit-related fees consisted of audit work performed in connection with the 2013 sale of the Company's former technical specialty paper business.

(3)
Tax fees related to tax compliance (tax returns, refunds, and payment planning) were $67,775 in 2013 and $75,475 in 2012. Tax consultation and planning fees were $74,260 in 2013 and $122,905 in 2012; these fees provided, or are expected to provide, benefits to the Company in excess of the fees paid.

Executive Compensation

Compensation Discussion and Analysis

  Overview and Executive Summary

        The Compensation Committee has overall responsibility for developing and administering our director and officer compensation policies. This discussion and analysis of our executive compensation programs and policies is intended to complement and enhance an understanding of the compensation information presented in the tables that follow. As used in this proxy statement, references to "named executive officers" mean the officers listed in the Summary Compensation Table on page 32; however, given the Company's narrowed focus and sale of its technical specialty business during 2013, the Company currently has fewer executive officers, and certain of the named executive officers shown in the Summary Compensation Table have now left the Company or been reassigned to different duties.

        Compensation Objectives and Philosophy.    Our executive compensation programs and policies are intended to attract, motivate, and retain executive officers who have the capability to manage the Company's day-to-day operations as well as develop and execute strategic plans to increase shareholder value. We seek to:

  •
  provide base salaries and benefits that are generally at the median level of peer group companies (i.e., the 50th percentile);

  •
  reward performance that increases shareholder value through a combination of annual cash incentives, annual performance-based equity grants tied to financial performance improvement, and long-term performance-based equity grants that are directly related to long-term return to shareholders; and

  •
  align the long-term interests of our executive officers with the long-term interests of our shareholders.

        Summary of Significant 2013 Events and Impact on Executive Compensation.    During 2013, the Company completed a major transformation, and it has now repositioned itself as a pure-play tissue company. Key elements in the transformation included selling our technical specialty paper business; executing on our strategic plan by commercializing a new towel and tissue machine at our Harrodsburg, Kentucky, facility; and significantly reducing our overall salaried staffing to reflect the reduced scale and scope of the Company.

        Given the anticipated level of change and recalibration that the Company would be undergoing, in establishing base compensation levels for 2013, the Compensation Committee kept base compensation flat for all named executive officers other than our Chief Financial Officer, who received a market-based (7%) increase in 2013 base compensation.

        The Company successfully divested its technical specialty business in June 2013, and its tissue business was successful in commercializing new DublNature® premium products and growing sales volume at more than twice the market rate of growth. That said, the Company's 2013 financial results were challenged somewhat by increased costs and delays associated with the ramp-up of the new tissue machine at the Harrodsburg facility, as well as increased costs that came as a result of the divestment of the technical specialty paper business. These costs were the result of proactive, strategic choices made by the Company that, while affecting short-term results, are expected to benefit the Company and its shareholders over the long-term.

        Our Company's philosophy is to "pay for performance;" consequently, our named executive officers' actual realized 2013 compensation was reflective of our Company's 2013 financial performance and was substantially less than the maximum potential that could have been earned had all incentive compensation targets been achieved by the Company. By way of example, Mr. Newell, our Chief

Executive Officer, earned a cash bonus of $157,950 in 2013, which was substantially less than his total opportunity of $975,000 in cash incentive payments that would have been paid had the Company achieved all of its 2013 goals and objectives. Mr. Newell's equity-based incentive awards also reflected the Company's 2013 performance—for example, his award earned under our 2013 annual equity incentive plan was $162,500 versus a total opportunity of $650,000 had all targets been achieved. Further details on the specific elements of our executive compensation program, our peer group, and the 2013 compensation of our named executive officers, can be found below.

        2014 Base and Incentive Compensation.    We have retained the major elements of our compensation plan during 2014; however, we have removed the retention component from all annual equity incentive grants that are made to our named executive officers and have instead focused entirely on performance as measured against certain benchmarks for return on capital employed. We also changed our cash bonus incentive plan so payments are based exclusively on meeting earnings per share targets rather than the satisfaction of individual objectives. Total compensation is generally targeted at the 50th percentile of our peer group (see further discussion of our peer group analysis below), with above-market pay opportunity linked directly to both short- and long-term performance and creation of shareholder value. Total compensation levels may also be less than the 50th percentile if performance fails to reach identified goals.

  Total Compensation and Peer Group Analysis

        In determining total compensation levels, the Compensation Committee considers all forms of compensation, including cash compensation, retirement benefits, the cost of insurance and other benefits, and the number of previously awarded options, restricted stock, performance units, or restricted stock units. Traditionally, all elements of our executive compensation program and the total compensation levels of our named executive officers have been compared to peer group compensation in order to assist the Compensation Committee in determining whether the objective of providing competitive compensation (i.e., at or about the median level of our peer group for target-level performance) has been achieved.

        In selecting the peer group, the following criteria have been among those emphasized by Grant Thornton LLP ("Grant Thornton") (the Company's compensation consultant) and the Compensation Committee:

  •
  Comparability of the peer group participant's industry to the Company's industry (using Global Industrial Classification Standards), and, if the potential peer group participant was not in exactly the same industry, it should come from a more broadly comparable industry that reflects potential competitors for talent.

  •
  Organizational revenue, with the goal of having the peer group participants fall within a range of approximately one-half of the Company's annual revenue to approximately two times the Company's annual revenue. Market capitalization and total assets were also considered in selecting the peer group companies.

  •
  Regional characteristics, with the goal of having the peer group participants match, as closely as possible, the characteristics of the Company's geographic markets.

        In light of the factors listed above, as well as the Company's disposition of its technical specialty paper business during 2013, the Compensation Committee, at its October 2013 meeting, decided to revise the make-up of its peer group, and it ultimately selected a peer group made up of twenty-one companies. This selection of peer group companies was based upon the recommendation of Grant Thornton. Grant Thornton made its recommendation based upon an analysis of the Company's industry, market capitalization, revenue, and total asset level.

        The peer group is comprised of companies that are engaged in the following industries: commodity chemicals, construction materials, diversified metals and mining, fertilizers and agricultural chemicals, paper products, precious metals and mining, specialty chemicals, and steel. The peer group's most recently reported revenues range from approximately $344 million to approximately $809 million, within median annual revenue at approximately $531 million (the Company's 2012 revenue was approximately $822 million). The peer group companies are identified below:

Company Name	Ticker Symbol	Sub-Industry
Hawkins Inc.	HWKN	Commodity Chemicals
Calgon Carbon Corp.	CCC	Construction Materials
Headwaters, Inc.	HW	Construction Materials
U.S. Concrete, Inc.	USCR	Construction Materials
Globe Specialty Metals, Inc.	GSN	Diversified Metals & Mining
Molycorp, Inc.	MCP	Diversified Metals & Mining
RTI International Metals, Inc.	RTI	Diversified Metals & Mining
Thompson Creek Metals Co., INc.	TC	Diversified Metals & Mining
U.S. Silica Holdings, Inc.	SLCA	Diversified Metals & Mining
American Vanguard Corp.	AVD	Fertilizers & Agricultural Chemicals
Intrepid Potash, Inc.	IPI	Fertilizers & Agricultural Chemicals
Neenah Paper, Inc.	NP	Paper Products
Schweitzer-Mauduit International, Inc.	SWM	Paper Products
Hecla Mining Co.	HL	Precious Metals & Minerals
Balchem Corp.	BCPC	Specialty Chemicals
Flotek Industries, Inc.	FTK	Specialty Chemicals
Innospec, Inc.	IOSP	Specialty Chemicals
Landec Corp.	LNDC	Specialty Chemicals
Quaker Chemical Corp.	KWR	Specialty Chemicals
Zep Inc.	ZEP	Specialty Chemicals
Haynes International, Inc.	HAYN	Steel

        With respect to the peer group, Grant Thornton reviewed total compensation practices for both the most recently completed fiscal year and a three year average. Grant Thornton's analysis concluded that the total annual executive compensation opportunities were generally comparable to the peer group, and the Committee agreed with that assessment.

  Elements of Our Executive Compensation Program

        Base Salary and Benefits.    Our base salary and benefit program for executive officers is intended to provide basic economic security at a level that is generally at the median level for executive officers indicated in the peer group data. Individual job performance is the single most important factor in our determination of increases in base salary. In accordance with our Committee charter, we primarily rely upon the annual assessment by the CEO with respect to the job performance of the CEO's subordinate executive officers and our review of the CEO's performance.

        In addition to base salaries, we provide employee benefits to executive officers and all other salaried employees that are consistent with benefits provided in the peer group, including retirement benefits, health insurance, dental insurance, life and disability insurance, and other welfare benefits. Our named executive officers participate in these plans on the same basis as other employees and are also provided certain other benefits (e.g., a defined contribution supplemental retirement plan) that are described in more detail below.

  Cash Bonus Incentives.

        2013 Cash Incentive Compensation Plan.    We established Company and individual performance targets under a Cash Incentive Compensation Plan for Executive Officers. The Plan is intended to reward performance that promotes the attainment by the Company of its strategic objectives of increasing shareholder value through increased earnings. In addition to our named executive officers, all other salaried employees of the Company and its operating segments participate in the Plan at various levels based on their positions and responsibilities within the Company. Under the plan, named executive officers were entitled to receive additional incentive-based cash compensation based upon:

  (1)
  the level of achievement by the Company of goals for adjusted earnings per share as derived from targeted return on capital employed;

  (2)
  for executive officers with direct segment operating responsibility (i.e., the officers who had direct oversight over our Paper and Tissue segments, which the Company maintained until disposing of the technical specialty business in the second quarter of 2013), achievement of targeted segment operating profits; and

  (3)
  the level of achievement of specified quantifiable bottom-line-oriented targets and specific operational or strategic goals, as outlined in the second table that follows below, which summarizes the individual performance objectives and maximum incentive compensation opportunity and achievement as a percentage of base salary.

        The following table sets forth detailed information regarding the 2013 Cash Incentive Compensation Plan based on each named executive officer's level of responsibility on December 31, 2013:

	Earnings Per Share(1)			Segment Operating Profits(2)			Individual Objectives(3)		Total
	Targeted Range of EPS	Max. % of Salary	Earned % of Salary	Targeted Range of Operating Profits	Max. % of Salary	Earned % of Salary	Max. % of Salary	Earned % of Salary	Max. % of Salary	Earned % of Salary
Mr. Newell	$.25-.80	120%	0%	—	—	—	30%	24%	150%	24%
Ms. Lemmer	$.25-.80	75%	0%	—	—	—	25%	23%	100%	23%
Mr. Medvecz	$.25-.80	75%	0%	—	—	—	25%	22%	100%	22%
Mr. Nelson*	$.25-.80	25%	N/A	$10-33 M	50%	N/A	25%	N/A	100%	N/A
Mr. Urmanski	$.25-.80	25%	0%	$30-55 M	50%	0%	25%	19%	100%	19%

*
Mr. Nelson departed from the Company on September 30, 2013, following the Company's disposition of its technical specialty business. Consequently, Mr. Nelson's requirements under the 2013 Cash Incentive Plan were not met. Mr. Nelson did receive certain payments in connection with his departure from the Company; these amounts are shown in the Summary Compensation Table on page 32.

(1)
For purposes of this plan, "earnings per share" means earnings per share as reported in the Company's audited financial statements, adjusted for other extraordinary items (which included, for 2013, facility closure charges, planned expenses associated with certain major capital projects, and certain other nonrecurring items) as determined in the discretion of the Compensation Committee. Incentive bonuses are 0% of base salary if earnings are below the targeted range of earnings per share and increase on a pro rata basis to the officer's maximum of percentage of base salary at the top of the targeted range.

(2)
For purposes of this plan, "operating profits" means the segment operating profits as reported in connection with the Company's audited financial statements adjusted for other extraordinary items (which included, for 2013, facility closure charges, planned expenses associated with certain major capital projects, and certain other nonrecurring items) as determined in the discretion of the Compensation Committee. Incentive bonuses are 0% of base salary if operating profits are below the targeted range for the officer's respective operating segment's targeted operating profit and increase on a pro rata basis to the officer's maximum percentage of base salary at the top of the targeted range.

(3)
The types of individual performance objectives and the maximum incentive compensation that could have been earned in 2013 by our named executive officers under individual performance objectives are described in the following table:

	Maximum Incentive Compensation As a Percentage of Base Salary
Individual Performance Objective	Mr. Newell	Ms. Lemmer	Mr. Medvecz	Mr. Nelson*	Mr. Urmanski
• Execution of strategic growth initiatives in our Tissue Segment	10%	—	5%	—	19%
• Completion of the sale of the technical specialty business	10%	10%	—	8%	—
• Achievement of targets for sales growth or earnings improvement in technical grades of the technical specialty business	—	—	—	8%	—
• Implementation of various objectives relating to cash flow targets, operating efficiencies, reorganization initiatives, capital structure, achievement of cost reduction goals, safety, and enterprise risk assessment	10%	15%	20%	9%	6%

Maximum Total Opportunity (as % of base salary)	30%	25%	25%	25%	25%
Actual Incentive Earned (as % of base salary)	24%	23%	22%	N/A*	19%

*
Mr. Nelson departed from the Company on September 30, 2013, following the Company's disposition of its technical specialty business. Consequently, Mr. Nelson's requirements under the 2013 Cash Incentive Plan were not met. Mr. Nelson did receive certain payments in connection with his departure from the Company; these amounts are shown in the Summary Compensation Table on page 32.

        2014 Cash Incentive Compensation Plan.    Our 2014 Cash Incentive Compensation Plan formula originally provided for a range of adjusted earnings of between $.13 and $.60 per share, which represents a return on capital employed target range of 5% to 15% (an increase from the 2013 top-end range of 14%). At an adjusted earnings level of $.13 per share, our named executive officers would have received a payment of the 2014 Cash Incentive Compensation Plan equal to 25% of the potential award. For the 2014 Cash Incentive Compensation Plan, individual performance objectives and segment operating profit components were eliminated, reflecting the Company's narrowed focus and a desire to focus on a single financial metric that is applicable to all executive officers. On May 6, 2014, the Company's Board of Directors approved a modification to the Company's 2014 Cash Incentive Compensation Plan for Executive Officers and the related performance criteria under the plan. Under the modified plan, incentive compensation will be based upon attainment of targeted goals for adjusted EBITDA rather than adjusted earnings per share. The Board elected to make these modifications as a means of retaining and properly incentivizing the participants in the plan. For purposes of the modified plan, "adjusted EBITDA" is defined as Company earnings before interest, taxes, depreciation, and amortization adjusted for extraordinary items such as proxy-related advisory and settlement costs or other extraordinary items that are determined in the discretion of the Board's Compensation Committee. The maximum percentages of base salary that plan participants are eligible to receive have not changed under the modified version of the plan; however, given that the measurement period for the 2014 Cash Incentive Compensation Plan will be the three remaining quarters of 2014 (i.e., the second, third, and fourth quarters), participants in the plan will only be eligible to receive up to a maximum of 75% of their potential award.

  Equity Incentives.

        2013 Equity Incentive Compensation Plan (the "Annual Equity Incentive Plan").    Equity compensation is intended to align the long-term interests of our executive officers and shareholders, and the Company has in place both an annual equity incentive plan (tied primarily to a measurement of return on capital employed) as well as a longer-term equity incentive plan (tied to a total shareholder return measurement). In 2013, as in years past, our Annual Equity Incentive Plan established various levels of responsibility within the Company, with each Company officer who participated in the Plan slotted in one of the levels based on level of responsibility. Potential equity awards were made up of two components: one component was a retention award of performance units, which was awarded in January 2013 and which will vest two years after the date of grant, so long as the recipient is still employed by the Company in a position of equal or greater authority. This grant of performance units had a value equal to a percentage of the officer's base salary are varied based upon level of responsibility. The second component of the 2013 Annual Equity Incentive Plan was a performance incentive, which, like the retention component, featured a maximum award level tied to a varying percentage of base salary, with the actual amounts awarded based on the performance of the Company against targeted levels of return on capital employed during 2013. The following table sets forth detailed information regarding the 2013 Equity Incentive Compensation Plan:

	Performance Units Granted
	Retention Award(1)	Maximum Performance Incentive Award(2)	Actual 2013 Annual Incentive Award Earned
Mr. Newell	18,036	54,107	18,036
Ms. Lemmer	4,995	16,649	4,995
Mr. Medvecz	5,145	17,148	5,145
Mr. Nelson*	5,528	18,424	N/A
Mr. Urmanski	4,995	16,649	4,995

*
Mr. Nelson departed from employment with the Company on September 30, 2013, following the Company's disposition of its technical specialty business. Consequently, Mr. Nelson's requirements under the 2013 Equity Incentive Plan were not met. Mr. Nelson did receive certain payments in connection with his departure from the Company; these amounts are shown in the Summary Compensation Table on page 32.

(1)
The Retention Award was a grant of performance units equal to a specified percentage of base salary, which vests and is converted to a right to receive common stock based on continuous employment with the Company (in the same position or in a position with greater authority, except in cases of death, retirement, or disability) through January 2, 2015, or upon termination of service following a change of control. On June 19, 2014, a change of control event occurred under the terms of the equity incentive plans. Consequently, vesting requirements were satisfied on that date.

(2)
The Performance Incentive was a grant of performance units equal to a specified percentage of base salary that varied based upon the officer's level of responsibility. These performance units will vest and be converted to a right to receive common stock based on (1) continuous employment with the Company (in the same position or in a position with greater authority, except in cases of death, retirement, or disability) through January 2, 2015; and (2) the Company's achievement of 2013 levels of Return on Capital Employed ("ROCE") ranging from 5% ROCE to 14% ROCE. For purposes of this plan, ROCE was determined by adjusting for extraordinary items (which, for 2013, included capital-related expenditures, facility closure costs, and certain other nonrecurring items). ROCE was calculated after incentive compensation expenses were included. No shares of common stock or cash are awarded if earnings are below the targeted range of ROCE.

        We believe that the 2013 Annual Equity Incentive Plan was successful in properly incentivizing our officers while aligning their long-term interests with those of our shareholders.

        Long-Term (2015) Equity Incentive Compensation Plan.    For a number of years, we have incorporated a longer-term equity incentive plan that is tied to the performance of the Company's "total shareholder return" over a three-year period. Like our Annual Equity Incentive Plan, the Long-Term Equity Incentive Compensation Plan established levels of responsibility within the Company, with participation in the Plan based upon the eligible officer's level of responsibility. Potential equity awards were performance units, granted in January 2013, that represent a percentage of 2013 base salary, which varied based on the officer's level of responsibility. The actual award level is tied to the Company's "total shareholder return" during a three-year period beginning on the date of grant. For purposes of the awards, "total shareholder return" takes into account any increase in the Company's market value for shares (including dividends paid) during the measurement period. The calculation of total shareholder return is calculated by reference to a "target" and a "maximum" total shareholder return. If total shareholder return is at the target (a 7% per year return), grant recipients will receive 50% of the total potential award. If total shareholder return is at or above the maximum (a 14% per year return), grant recipients will receive 100% of the total potential award. At total shareholder return levels that are less than the maximum, the award is prorated based on the actual level of total shareholder return that is achieved. The maximum potential award for the CEO, chief financial officer, and each of the other named executive officers, as well as the levels that would be achieved at the target for total shareholder return, is described in the table below:

	Performance Units Granted (January 2013)(1)
	Total Opportunity (Award at Max. TSR)	Award at Target TSR
Mr. Newell	108,214	54,107
Ms. Lemmer	21,643	10,822
Mr. Medvecz	22,292	11,146
Mr. Nelson*	23,952	11,976
Mr. Urmanski	21,643	10,822

*
Mr. Nelson departed from the Company on September 30, 2013, following the Company's disposition of its technical specialty business. Consequently, Mr. Nelson's requirements under the Long-Term Equity Incentive Plan were not met. Mr. Nelson did receive certain payments in connection with his departure from the Company; these amounts are shown in the Summary Compensation Table on page 32.

(1)
On June 19, 2014, a change of control event occurred under the terms of our equity incentive plans. Accordingly, the performance units granted in January 2013 were vested at maximum potential (in accordance with the terms of the grant agreements and plan document) and have been converted to a right to receive common stock at the first to occur of (a) termination of service or (b) continuous employment through the anniversary of the grant date in January 2016.

        Under our Long-Term Equity Incentive Compensation Plan, "total shareholder return" is determined by dividing (1) the sum of (a) the average closing share price for the Company's common stock over the last 60 trading days of the period immediately prior to the end of the three-year performance period (the "Maturity Date FMV"); and (b) cash dividends paid during the three-year performance period; by (2) the average closing share price for the Company's common stock over the last 60 trading days preceding the date of grant (the "Grant Date FMV"). The formula for calculating TSR is as follows:

(Maturity Date FMV + Cash Dividends Paid) Grant Date FMV	-1	= Total Shareholder Return

        Total shareholder return is calculated to closest tenth of a percent, and vested performance units are rounded to the next highest whole unit.

        The first awards made under the Company's long-term equity incentive compensation plan vested in early January 2014. Each of our named executive officers who are still employed with the Company received 100% of the possible vested awards, reflecting the significantly positive total shareholder return over the vesting period. These amounts are not shown in the Summary Compensation Table on page 32, given that vesting occurred in early 2014.

        Other Equity Awards.    From time to time, we may grant other awards of options, restricted stock, performance units, or restricted stock units that are tied to a named executive officer's initial appointment or made for other reasons, and these awards may or may not be subject to vesting conditions based upon the financial performance of the Company. We have not established formal criteria with respect to the size or frequency of grants that are not part of an incentive plan, but, in making these grants, we may consider a variety of factors, including our subjective determination of the performance and contributions of the officer, the Company's financial performance relative to the industry, and our goal of aligning the long-term interests of officers and shareholders. No grants of options or restricted stock were made during 2013.

        Timing of Equity Awards.    We approve equity-based incentive awards promptly following the close of the fiscal year. The timing of other equity awards is tied to the occurrence of specific hiring or promotion events. In each case, awards are made on the date of appointment or at the next subsequent scheduled Compensation Committee meeting. We do not engage in any plan or practice to coordinate the timing of equity awards with the release of material non-public information.

        2014 Equity Incentive Plans.    In order to further strengthen the relationship between pay and performance, we removed the retention component from the Annual Equity Incentive Plan that will be in effect during 2014. We intend for future grants made under our annual equity incentive plans to be based exclusively on measurement of return on capital employed. Our 2014 Long-Term Equity Incentive Compensation Plan grants continue to be based on a measurement of total shareholder return over a three-year vesting period.

        Stock Ownership Guidelines and Retention.    We have adopted stock ownership guidelines for all officers. Named executive officers are required to own stock having a value equal to the following specified multiples of base salary within five years of the date of hire or promotion:

Title	Multiple of Base Salary
CEO	3.0
Senior Vice President	1.5

        The value of stock held is determined by shares directly or indirectly held, vested common stock equivalents (restricted stock, etc.), vested stock options, and shares held in qualified retirement plan accounts. As of December 31, 2013, all of our named executive officers had attained the minimum level or were on pace to attain such level within the specified period.

        Supplemental Retirement Plans.    The Company currently maintains three supplemental retirement plans (the "SERPs") for select officers; however, only one of these SERPs is currently providing any benefit accruals. SERP participation is currently focused on a defined contribution SERP that was adopted in 2009 (the "Defined Contribution SERP") as a means to provide retirement benefits on compensation in excess of the Internal Revenue Code's limitation on compensation that may be taken into account under tax-qualified retirement plans. Benefits under our Defined Contribution SERP create a long-term continuity of interest with the Company as a result of the vesting schedule, and the unfunded nature of the Defined Contribution SERP offers significant personal incentive with respect to maintaining the soundness of the Company's financial condition.

        Participation under the Defined Contribution SERP is subject, in all cases, to the discretion of the Compensation Committee. Under the Defined Contribution SERP, participants receive an annual Company contribution equal to 8.5% of base compensation in excess of the IRS limit for qualified plans (currently $255,000), plus 13% of cash incentive compensation. A participant's account is credited with interest at a rate equal to the prime rate of interest in effect on the first day of each calendar quarter. Participants in the Defined Contribution SERP vest after five years as a participant or if employment is terminated due to death or disability. Participants also vest in the event of a change of control at the Company, and, under the terms of the Defined Contribution SERP, a change of control event occurred in June 2014. Accordingly, all current participants in the Defined Contribution SERP have vested in their respective account balances.

        Accounts under the Defined Contribution SERP are distributable beginning on the date following termination of employment, with the actual date selected by the participant, so long as it is not later than age 65. Distribution can be made in a lump sum or in various installments over a period selected by the participant, but not in excess of 120 monthly installments. The Plan contains forfeiture provisions in the event a participant violates confidentiality or restrictive covenant provisions or incurs a termination of employment for cause.

        Deferred Compensation Plans.    Other than the Defined Contribution SERP, we do not maintain any deferred compensation plans specifically for our named executive officers.

        Perquisites.    Each named executive officer may receive an allowance for professional fees. Relocation expenses are reimbursed in accordance with a Company program for salaried employees. While named executive officers may use the Company plane for personal travel when it is not in use on Company business, actual use has been very limited. We do not consider perquisites to be a material element of the compensation program for executive officers.

        Termination and Change in Control Arrangements; Consequences of a Change in Control.    The Company has entered into change in control agreements with each of our named executive officers. See "Termination and Change in Control Arrangements" on page 36. In addition, upon a change in control of the Company, all equity awards granted under our equity incentive plans will become fully vested, and we will have the discretion to cancel outstanding options and make a lump sum cash payment to the option holders. Further, upon a change in control of the Company, any unvested benefits under the Defined Contribution SERP will also become fully vested.

Results of 2013 "Say-on-Pay" Vote

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of shareholders held in April 2013, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that the results of this vote affirmed shareholders' support of the Company's approach to executive compensation, and, accordingly, we did not substantially change our approach in 2013.

        The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the named executive officers.

 Role of Compensation Committee and Executive Officers

        Responsibility for Compensation Matters.    The Compensation Committee has overall responsibility for all matters relating to compensation of our directors and named executive officers and, in particular, is responsible for approving the compensation of our chief executive officer. The Compensation Committee also considers the chief executive officer's recommendations relating to the compensation of our other named executive officers. To assist the Committee in performing these functions, the chief executive officer and the vice president of human resources provide information and recommendations about compensation, programs, and policies when requested by the Committee or its chair, and the Committee is also provided with access to and the recommendations of Grant Thornton. The other named executive officers have no related involvement with the Committee. Upon request by the Committee or its chair, the chief executive officer and other management personnel may attend Committee meetings, but they are excused at such times as the Committee deems appropriate.

        Tax Considerations.    We are aware that, except for certain plans approved by shareholders, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions to $1 million for compensation paid to the chief executive officer and each of the other officers named in the summary compensation table who are officers on the last day of the year. We review the Section 162(m) limitation as part of our overall compensation policy.

Compensation Committee Report

        We have reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement. On the basis of our review and discussions, we have recommended that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2013, and this proxy statement.

                        Compensation Committee
                        G. Watts Humphrey, Jr. (Chair)
                        Londa J. Dewey
                        Gary W. Freels
                        Charles E. Hodges

Summary Compensation Table for 2013

        The following table sets forth the compensation awarded to, earned by, or paid by us and our subsidiaries during the year ended December 31, 2013, to our principal executive officer, principal financial officer, and the three most highly compensated other executive officers as of December 31, 2013, whose total compensation exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Henry C. Newell*	2013	$650,000	$0	$635,400	$0	$157,950	$1,703	$77,574	(4)	$1,522,627
President and CEO	2012	$650,000	$0	$981,094	$0	$176,150	$73	$77,837		$1,885,154
	2011	$455,167	$0	$336,200	$0	$56,204	$10,385	$37,349		$895,305
Sherri L. Lemmer	2013	$300,271	$0	$139,585	$0	$67,500	$5,092	$30,621	(4)	$543,069
Senior Vice President,	2012	$249,321	$0	$125,368	$0	$44,431	$5,047	$17,664		$441,831
Finance, Secretary and Treasurer
Patrick J. Medvecz	2013	$309,000	$0	$143,772	$0	$69,216	($43,717)	$37,275	(4)	$515,546
Senior Vice President,	2012	$309,000	$0	$223,095	$0	$77,405	$39,369	$38,562	(4)	$687,431
Operations	2011	$289,981	$0	$157,597	$0	$73,590	$70,767	$24,370		$616,305
Michael W. Nelson	2013	$249,000	$0	$0	$0	$0	$2,054	$393,296	(4)	$644,350
Senior Vice President,	2012	$332,000	$0	$239,698	$0	$67,230	$66	$37,038	(4)	$675,900
Paper	2011	$307,242	$0	$165,802	$0	$40,054	$14,656	$20,276	(4)	$548,030
Matthew L. Urmanski*	2013	$300,271	$0	$139,585	$0	$57,540	$4,452	$36,858	(4)	$538,706
Senior Vice President and	2012	$284,500	$0	$162,882	$0	$140,315	$4,361	$19,386	(4)	$611,444
General Manager

*
Mr. Newell stepped down as President and CEO of the Company on April 2, 2014. Mr. Urmanski was promoted to President on April 24, 2014. Ms. Lemmer and Mr. Urmanski became named executive officers in 2012.

(1)
The amounts indicated with respect to 2013 represent the grant date fair value for awards of restricted stock, restricted stock units, performance units, and stock options. The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. Amounts may also include awards for more than one year. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company's stock price performance and the period of service of the executive. Additional information concerning the recognition of compensation expense and the assumptions used in the calculation of compensation expense attributable to these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2013.

(2)
Cash incentive compensation earned by officers based on the 2013 Company financial performance and satisfaction of individual performance objectives under the 2013 Cash Incentive Compensation Plan.

(3)
The amounts indicated represent the change in the actuarial present value in 2012 of each officer's accrued retirement benefit under the Company's qualified retirement plan.

(4)
Contributions under the Company's 401(k) Plan, the 2009 defined contribution supplemental executive retirement plan (which was discussed on page 29 above), and credits payable under the Company's flexible benefit plan during 2013 were as follows:

	401(k) Plan	Defined Contribution SERP	Flexible Benefits Plan
Mr. Newell	17,998	59,338	238
Ms. Lemmer	17,998	12,623	0
Mr. Medvecz	17,998	15,785	3,492
Mr. Nelson	17,998	(22,223)	5,387
Mr. Urmanski	17,998	11,328	7,532

        In addition, Mr. Nelson received payments in connection with his termination of employment in the amount of $392,134. A portion of Mr. Nelson's payments were made pursuant to the terms of an executive retention bonus and severance agreement entered into between the Company and Mr. Nelson on January 15, 2013, which provided for certain payments to be made to Mr. Nelson upon a successful divestiture of the Company's technical specialty business, provided that Mr. Nelson was still employed by the Company at the time of the divestiture.

 Grants of Plan-Based Awards for 2013

        The following table indicates potential cash incentive compensation under our incentive plans based on 2013 performance and equity awards granted in 2013. Actual cash incentive compensation earned in 2013 is included in the Summary Compensation Table on page 32.

								All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Henry C. Newell		162,500	233,400	$975,000	18,036	77,013	180,357			$9.01	$1,122,904
Sherri L. Lemmer		63,000	83,500	$300,000	4,995	17,316	43,287			$9.01	$289,592
Patrick J. Medvecz		59,000	80,000	$309,000	5,145	17,835	44,585			$9.01	$298,276
Michael W. Nelson		66,500	111,500	$332,000	5,528	19,163	47,904			$9.01	$320,478
Matthew L. Urmanski		69,000	124,000	$300,000	4,995	17,316	43,287			$9.01	$289,592

(1)
Amounts represent 2013 incentive compensation that could have been earned if 2013 financial and/or individual performance requirements under the 2013 Cash Incentive Compensation Plan for executive officers had been attained. Amounts indicated as "Target" represent amounts that would have been paid or awarded if the 2013 operating plan targets had been met. The incentive plans did not set a specific target level, but instead established potential payments based on satisfaction of individual performance objectives, the return on capital employed achieved within a range of 5% to 14%, and, in the case of certain officers, the segment operating profits achieved within a specified range. Amounts indicated as "Threshold" reflect the past three year's historic average payouts as a percentage of base salary for achievement of individual performance objectives with no payment based on Company or segment performance. Amounts indicated as "Maximum" represent amounts that would have been payable upon achievement of all individual objectives and achievement of return on capital employed and segment operating profits at or above, in each case, the top of the range. See "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Cash Bonus Incentives—2013 Cash Incentive Compensation Plan."

(2)
Actual awards under 2013 Equity Incentive Compensation Plan. Dividend equivalents in the form of additional performance units are earned on each award and are paid at distribution of award. See "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Cash Bonus Incentives—2013 Equity Incentive Compensation Plan."

(3)
Amounts indicated represent the grant date fair value of performance units for the awards of Retention Awards and Performance Incentive Awards on January 2, 2013 ($9.01). The amount indicated also includes grant date fair value of performance units for awards granted under the Long-Term (2015) Equity Incentive Plan on January 2, 2013 ($4.37). The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10. Additional information concerning the assumptions used in determining the grant date fair value of these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2013. See "Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Equity Incentives—2013 Equity Incentive Compensation Plan."

        2000 Stock Incentive Plan and 2010 Stock Incentive Plan.    All awards of performance units and stock options are made under the terms of either the 2000 Stock Incentive Plan (for grants made prior to May 31, 2010) or the 2010 Stock Incentive Plan (for grants made beginning on or after June 1, 2010). Awards made under these plans include all awards pursuant to the Company's annual performance-based equity plans and all other individual grants. Equity awards under the plans are granted subject to such performance-based or service conditions as the Committee determines to be appropriate under the circumstances. Performance units may be settled in cash in the discretion of the Committee. Under current policy, performance-based performance units may, at the election of the grantee, be settled in cash to the extent of the grantee's tax withholding liability. Options may be awarded for a maximum term of 10 years at an exercise price not less than the closing price of our stock on the date of grant. Options must be exercised within 90 days of the termination of employment for reasons other than retirement, death, or disability, in which cases, extended exercise periods of up to one year (in case of death) or two years (in case of retirement) apply. See "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Equity Incentives—2013 Equity Incentive Compensation Plan," page 22, for more information on awards under the 2013 Equity Incentive Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Henry C.	75,000			$11.66	01/04/20	46,010	(1)	$583,407	28,805	(4)	$365,247
Newell	25,000			$9.55	10/01/19	18,236	(2)	$231,232	15,600	(5)	$197,808
	50,000			$11.44	01/01/19				58,735	(6)	$744,760
	25,000			$10.26	10/19/27				54,709	(7)	$693,710
Sherri L.	3,000			$10.71	12/13/21	3,734	(1)	$47,347	2,660	(4)	$33,729
Lemmer	5,000			$12.57	12/16/19	2,558	(3)	$32,435	1,671	(6)	$21,188
						5,050	(2)	$64,034	5,592	(8)	$70,907
									10,942	(7)	$138,745
Patrick J.	25,000			$11.66	01/04/20	12,007	(1)	$152,249	4,344	(4)	$55,082
Medvecz	10,000			$9.55	12/03/27	5,202	(2)	$65,961	18,875	(9)	$239,335
	25,000			$9.12	10/01/19				12,099	(6)	$153,415
	3,000			$10.71	12/13/21				11,270	(7)	$142,904
	5,000			$8.91	10/19/20
Matthew L.	5,000			$10.00	09/01/19	4,178	(1)	$52,977	3,489	(4)	$44,241
Urmanski	5,000			$10.17	08/23/22	3,331	(3)	$42,237	1,870	(6)	$23,712
						5,050	(2)	$64,034	7,356	(10)	$93,274
									10,942	(7)	$138,745

(1)
Awards vest on January 3, 2014.

(2)
Awards vest on January 2, 2015.

(3)
Awards vest on March 1, 2014 in the case of Mr. Urmanski and May 1, 2014 in the case of Ms. Lemmer.

(4)
Awards under our Long-Term Equity Incentive Plan, which vest on January 3, 2014, if certain levels of total shareholder return ("TSR") are achieved during the three-year period following the date of grant.

(5)
Awards under our Long-Term Equity Incentive Plan, which vest on March 1, 2014, if certain levels of TSR are achieved during the three-year period following the date of grant.

(6)
Awards under our Long-Term Equity Incentive Plan, which vest on January 3, 2015, if certain levels of TSR are achieved during the three-year period following the date of grant. Amounts shown reflect the number of shares that would be awarded if target levels of TSR (7% annual return) are achieved.

(7)
Awards under our Long-Term Equity Incentive Plan, which vest on January 2, 2016, if certain levels of TSR are achieved during the three-year period following the date of grant. Amounts shown reflect the number of shares that would be awarded if target levels of TSR (7% annual return) are achieved.

(8)
Awards under our Long-Term Equity Incentive Plan, which vest on May 1, 2015, if certain levels of TSR are achieved during the three-year period following the date of grant. Amounts shown reflect the number of shares that would be awarded if target levels of TSR (7% annual return) are achieved.

(9)
Awards under our Long-Term Equity Incentive Plan, which vest on March 15, 2014, if certain levels of TSR are achieved during the three-year period following the date of grant.

(10)
Awards under our Long-Term Equity Incentive Plan, which vest on March 1, 2015, if certain levels of TSR are achieved during the three-year period following the date of grant. Amounts shown reflect the number of shares that would be awarded if target levels of TSR (7% annual return) are achieved.

Option Exercises and Stock Vested in 2013

        The following table indicates options exercised by and performance units that vested for our named executive officers in 2013.

	Option Awards		Performance Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Henry C. Newell	—	$0	12,675	$114,923
Sherri L. Lemmer	—	$0	2,386	$21,212
Patrick J. Medvecz	—	$0	6,200	$58,907
Michael W. Nelson	$5,000	$15,850	6,308	$60,361
Matthew L. Urmanski	—	$0	3,129	$27,818

(1)
Represents vesting of performance units upon satisfaction of service requirements on January 3, 2013. Includes additional units earned on award as dividend equivalents. Also includes shares that were immediately surrendered for tax withholding purposes.

Pension Benefits for 2013

        The following table presents information concerning actuarially determined retirement benefits of our named executive officers as of the pension plan measurement date used for our 2013 financial statement reporting.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Henry C. Newell	Retirement Plan	5	$52,670	$0
Sherri L. Lemmer	Retirement Plan	17	$155,487	$0
Patrick J. Medvecz	Retirement Plan	20	$238,338	$0
Michael W. Nelson	Retirement Plan	6	$62,723	$0
Matthew L. Urmanski	Retirement Plan	13	$134,898	$0

(1)
See Note 7 to the Notes to Consolidated Financial Statements included in Item 8 of the Company's Form 10-K for the year ended December 31, 2013, for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accumulated benefit. Each of our named executive officers also participate in (or will participate in upon becoming eligible) the Company's 2009 Defined Contribution SERP. See "Executive Compensation—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program."

        Retirement Plan.    Our tax-qualified retirement plan historically covered all salaried employees and based a participant's pension on the value of a hypothetical account balance in the plan. The retirement plan was amended effective December 31, 2010, to end annual credits based on compensation and close the plan to new participants. Interest credits on all prior accruals continue to be made. Benefits may be paid in lump sum or other actuarial equivalent form by converting the hypothetical account balance credits into small life annuity form payable at normal retirement age (65). Participants become eligible for early retirement upon completion of at least ten years of service and attainment of age 55. Benefits paid prior to normal retirement age are reduced to the actuarial equivalent of the normal retirement benefit. None of our named executive officers is currently eligible for early retirement under the plan.

Nonqualified Deferred Compensation for 2013

        The Company does not maintain any elective deferred compensation plans for its executive officers.

Termination and Change in Control Arrangements

        Change in Control Agreements.    The Company has entered into change in control agreements with each of our named executive officers (other than with Messrs. Newell and Nelson, each of whom is no longer employed by the Company). These agreements provide salary and benefit continuation if two circumstances are met: (1) there has been a change in control of the Company, and (2) the named executive officer's employment is terminated without cause, or the named executive officer terminates his or her employment for good reason, within two years following the change in control. Because both elements must be met for a payment obligation to be effective, these types of change in control agreements are sometimes referred to as "double trigger" agreements, and they are designed to preserve the Company's human resources in the event of a potentially disruptive change in control. For purposes of the agreements, "good reason" (which allows the named executive officer to terminate his or her employment and trigger a payment following a change in control) includes a material diminution of position, a material decrease in base compensation, a material breach of any employment agreement, or a material change in location of employment.

        Under the terms of the change in control agreements, a change in control occurred when Messrs. Howatt and Newell left our Board of Directors in June 2014; accordingly, the first element that gives rise to a payment obligation has been met for each of our named executive officers who is still employed by the Company. The change in control agreements entitle the named executive officers to payments in the following amounts:

  •
  A lump-sum payment equal to the executive's annual base salary prior to the executive's separation from service plus the executive's average annual cash incentive bonus paid during the three years immediately prior to separation from service or change in control (whichever is greater).

  •
  The agreements also entitle the executive officer to continuation of health and welfare benefits for up to 12 months.

  •
  Payments under these agreements may be reduced in the event such payments are subject to Section 280G of the Internal Revenue Code.

        For purposes of the 2012 change in control agreements, a "change in control" of the Company would occur under any of the following circumstances:

  •
  the acquisition of 20% or more of the Company's common stock by a person or group (excluding stock acquired from the Company or acquired by an employee benefit plan sponsored by the Company);

  •
  a change in the composition of the Board so that the incumbent directors on the date the Company adopted its 2010 Stock Incentive Plan (or the successive directors approved by them) no longer constitute at least a majority of the directors;

  •
  shareholder approval of any reorganization, consolidation, or merger unless (1) the Company's shareholders will beneficially own more than 60% of the shares of the new combined entity in substantially the same proportion as shares of the Company were beneficially owned immediately prior to the merger, (2) no person will own more than 20% of the stock of the combined entity except to the extent such ownership existed prior to the transaction, or (3) at least a majority of the members of the board of directors of the new entity were members of the Board at the time the agreement was signed or approved by the Board;

  •
  sale of all or substantially all of the assets of the Company; and

  •
  shareholder approval of a liquidation or dissolution of the Company.

        Equity and Retirement Plan Change in Control Provisions.    In addition to the change in control agreements, certain of the Company's equity and retirement plans provide for the full vesting and (in certain instances) immediate distribution or acceleration of benefits otherwise due under the plans. Under the terms of the Company's Defined Contribution SERP, for example, upon a change in control of the Company, the executive officers will be fully vested in their accrued benefit. See "Executive Compensation—Compensation Discussion and Analysis—Elements of Our Compensation Program." In addition, if the circumstances surrounding the change in control meet the definition of "change in control" under the Internal Revenue Code rules for nonqualified deferred compensation plans, the executive officer will receive the executive's accrued benefit in a single lump sum rather than in the form of payment previously elected by the executive if the executive's employment terminates within two years of the change in control. Under the directors' deferred compensation plan, upon a termination of service within one year of a change in control, which also meets the definition of "change in control" under the Internal Revenue Code rules for nonqualified deferred compensation plans, the entire balance of the director's account will be distributed in a lump sum.

        All equity awards vest upon retirement or a change in control of the Company and the value of all performance units, stock appreciation rights, and dividend equivalents will be distributed. The Compensation Committee has the discretion to cancel stock option awards outstanding under the plan in the event of a change in control and to pay the holders of such cancelled options a lump sum cash payment equal to the excess of (1) the greater of (a) highest price in any tender or exchange offer for the Company's stock resulting in the change in control, or (b) the highest fair market value of the Company's stock on any day in the 60-day period ending on the effective date of the change in control over (2) the exercise price of the options. Stock appreciation rights and dividend equivalents may also be exercisable at the election of the holder according to the same formula described in the preceding sentence.

        For purposes of these equity and retirement plans, a "change in control" of the Company has the same meaning as in the change in control agreements: a "change in control" includes a change in a majority of the Board, consummation of certain mergers, and the sale of all or substantially all of the Company's assets or liquidation or dissolution of the Company. The definition also includes events in which a party acquires 20% or more of the combined voting power of the Company's then-outstanding securities.

        Quantification of Payments Upon Termination.    The following table provides the payouts upon a termination of employment (voluntarily, due to death or disability, or involuntary termination by the Company without cause) to each of our named executive officers. The values set forth below are based on an assumed termination date of December 31, 2013. For additional discussion of the benefits and payments due upon termination after change in control, see "Quantification of Potential Payments in Connection with a Change in Control," below.

 Payments Upon Termination as of December 31, 2013(1)

Name	Performance Units if not due to Death or Disability(2)	Performance Units if Death or Disability(3)	Cash Severance(4)	Value of Health Benefits(4)(5)	Options	Defined Contribution SERP(6)
Henry C. Newell	—	$2,833,185	—	—	—	—
Sherri L. Lemmer	—	$392,839	—	—	—	—
Patrick J. Medvecz	—	$812,446	—	—	—	—
Michael W Nelson	—	—	—	—	—	—
Matthew L. Urmanski	—	$451,970	—	—	—	—

(1)
Based on closing price of Company stock on December 31, 2013 ($12.68).

(2)
If the named executive officer terminates employment prior to attaining retirement age under the 2000 Stock Incentive Plan or 2010 Stock Incentive Plan (as applicable, depending on the date of the award), performance units are not vested if the termination occurs prior to the satisfaction of all vesting requirements under the terms of the relevant grant. The retirement age under the 2000 and 2010 Stock Incentive Plans is the age at which the executive has attained age 55 and ten years of service.

(3)
If the named executive officer terminates employment due to death or disability, performance units become fully vested under the terms of the applicable grant agreements and the 2000 Stock Incentive Plan or the 2010 Stock Incentive Plan (as applicable, depending on the date of the award).

(4)
The Company does not currently maintain any employment or severance agreements other than the change in control agreements. Mr. Nelson, who departed from employment with the Company during 2013 following the disposition of our technical specialty paper business, had a "stay bonus" employment agreement in effect that called for certain payments to be made to Mr. Nelson upon the successful disposition of our technical specialty paper business; these payments were made to Mr. Nelson in connection with his departure from the Company.

(5)
The Company maintains a retiree health plan, however, none of the named executive officers meets the requirements for coverage under such plan.

(6)
If the named executive officer terminates employment due to death or disability, the officer becomes fully vested in the executive's accrued benefit under the Defined Contribution SERP. Otherwise, the Defined Contribution SERP requires five years of service (as CEO or in a position reporting directly to the CEO) for vesting. With the exception of Mr. Medvecz, none of the named executive officers who are still employed by the Company had satisfied the five years of service requirement. Accrued benefits as of December 31, 2013, under the Defined Contribution SERP (which would be fully vested upon the executive's termination of employment due to death or disability) were as follows:

Defined Contribution SERP Benefit
Mr. Newell	220,235
Ms. Lemmer	12,623
Mr. Medvecz	83,378
Mr. Nelson	—
Mr. Urmanski	11,328

        Quantification of Potential Payments in Connection with a Change in Control.    Additional payments and benefits upon a change in control of the Company may be paid to our executive officers pursuant to the 2000 and 2010 Stock Incentive Plans, the change in control agreements that are in place with each of the named executive officers, and the Defined Contribution SERP. The following table provides the potential additional payouts and benefits to each of the named executive officers (other than Messrs. Newell and Nelson, who are no longer employed by the Company) in connection with a change in control. On June 19, 2014, a change of control event occurred under the terms of the Company's equity incentive plans and the change in control agreements that are in place with each of the named executive officers; consequently, vesting requirements were satisfied on that date, and the named executive officers listed below will be entitled to certain change in control benefits upon the first to occur of (a) a termination of service, or (b) continuous employment through the anniversary of the equity grant date in January 2016. Amounts shown in the following table assume relevant salary, bonus, benefit, and Company stock values in effect as of December 31, 2013.

Potential Payments in Connection with a Change in Control(1)

Name/Triggering Event	Cash Severance(5)	Bonus(6)	Health Benefits(7)	Performance Units(8)	Options(9)	Tax Gross-up(10)	Defined Contribution SERP	Total
Sherri L. Lemmer
Change in Control(2)	—	—	—	—	—	—	—	—
Termination(3)(4)	$303,257	$48,910	$8,059	$694,691	$8,800	—	$12,623	$1,080,140
Patrick J. Medvecz
Change in Control(2)	—	—	—	—	—	—	—	—
Termination(3)(4)	$250,000	$73,404	$13,550	$1,201,147	$74,800	—	$83,378	$1,691,263
Matthew L. Urmanski
Change in Control(2)	—	—	—	—	—	—	—	—
Termination(3)(4)	$303,257	$84,595	$9,451	$776,985	$8,800	—	$11,328	$1,196,921

(1)
All amounts payable in this table assume relevant salary, bonus, benefit and Company stock values in effect as of December 31, 2013 (closing price of Company stock of $12.68). Amounts shown in the cash severance, bonus, and health benefits columns are subject to reduction in the event such payments are subject to Section 280G of the Internal Revenue Code.

(2)
For purposes of these agreements, a "change in control" generally means a change in a majority of the Board, consummation of certain mergers, and the sale of all or substantially all of the Company's assets or liquidation or dissolution of the Company. The definition also includes events in which a party acquires 20% or more of the combined voting power of the Company's then-outstanding securities.

(3)
Termination following a change in control for purposes of the change in control agreements is limited to termination of the named executive officer without "cause" or by the officer due to a "good reason" within 24 months of a change in control. As defined in the existing change in control agreements, "cause" means: (a) the willful and continued failure of the named executive officer to perform substantially the officer's duties (other than any such failure resulting from incapacity due to physical or mental illness or following the named executive officer's delivery of a notice of termination for good reason); or (b) the willful engaging by the named executive officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. "Good reason" means a material diminution of position, a material decrease in base compensation, a material breach of any employment agreement, or a material change in location of employment of the named executive officer.

(4)
For purposes of the 2000 and 2010 Stock Incentive Plans and the Defined Contribution SERP, termination following a change in control is limited to a termination of employment voluntarily or involuntarily without cause.

(5)
Represents an amount equal to one time the named executive officer's annual base salary prior to his or her separation from service.

(6)
Under the terms of the existing change of control agreements, the named executive officer is entitled to an amount equal to the officer's average annual bonus under the Company's cash incentive plan for the three years preceding the year in which the officer's termination of employment occurs, or, if higher, for the three years preceding the year in which the change in control occurs. Amounts shown represent the amount that would have been paid based on the three-year period ending December 31, 2013. In addition to the amount shown, under the terms of the existing change of control agreements, the named executive officer is, upon termination, entitled to a pro rata portion of the officer's average annual bonus paid to the officer under the Company's Cash Incentive Compensation Plan during the three years immediately prior to the year in which the officer's termination occurs, or, if higher, during the three years immediately preceding the year in which the change in control occurs. The pro rata portion is determined by a fraction, the numerator of which is the number of days in the fiscal year of termination of employment through the date of termination of employment and the denominator of which is 365.

(7)
Under the existing change of control agreements, the named executive officer is entitled to continuation of Company health and welfare benefits for up to 12 months, with the Company continuing to pay its share of the premiums as though the officer were an active employee. Represents the total Company contribution toward these benefits using 2013 premium rates.

(8)
Represents additional value named executive officers would be entitled to receive over the exercise value of vested performance unit awards at December 31, 2013, under the change in control provisions applicable to those awards and attributable to deemed exercise at highest Company stock price in the 60-day period preceding December 31, 2013 ($13.78) compared to price at which executive could have exercised vested award at December 31, 2013, in absence of a change in control ($12.68).

(9)
Amount shown represents additional amount named executive officers would be entitled to receive under the change in control provisions applicable to such awards. Change in control benefit represents additional value attributable to deemed exercise at highest Company stock price in the 60-day period preceding December 31, 2013 ($13.78) compared to price at which executive could have exercised vested award at December 31, 2013, in absence of a change in control ($12.68).

(10)
The Company is not obligated to provide tax gross up payments to any named executive officer, even if a payment may be subject to excise taxes under Code Sections 280G and 4999.

Proposal No. 2—Advisory Vote on Executive Compensation

        Our shareholders are entitled to cast an advisory vote to approve our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies, and practices that are described in this proxy statement. The Board's current approach with respect to "say-on-pay" proposals is to allow the shareholders to vote on our named executive officer compensation policies and practices on an annual basis. Accordingly, we will ask our shareholders to vote "FOR" the following resolution at the Annual Meeting:

          "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors. Our Board and our Compensation Committee value the opinions of our shareholders, however, and consequently, to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        The Board of Directors believes that, as discussed in the Compensation Discussion & Analysis section of this proxy statement, the compensation of the Company's named executive officers is consistent with shareholders' interests, and that our compensation policies and decisions are focused on pay-for-performance, which allows us to attract and retain qualified executive officers who enable the Company to achieve its business goals without unduly encouraging excessive risk-taking.

        The affirmative vote of the holders of a majority of the shares of common stock cast in person or by proxy at the meeting will constitute a vote to approve the Company's executive compensation programs and policies.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Proposal No. 3—Ratification of Preliminary Selection of Auditors

        At its meeting in February 2014, the Audit Committee preliminarily selected Deloitte & Touche LLP as our auditor for the 2014 fiscal year, and the Board is asking our shareholders to ratify that preliminary selection. The Audit Committee anticipates formally retaining Deloitte & Touche LLP at its meeting in August 2014. Although current law and applicable rules and regulations, as well as our Audit Committee's charter, require that the Audit Committee engage, retain, and supervise our independent auditing firm, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is accordingly submitting the preliminary selection of Deloitte & Touche for ratification by shareholders.

        The affirmative vote of the holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the preliminary selection of Deloitte & Touche as our independent auditor for the current fiscal year.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE PRELIMINARY SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE 2014 FISCAL YEAR.

Proposal No. 4—Shareholder Proposal Regarding Approval of Rights Plan

        Information regarding a shareholder proposal is set forth below. Wausau Paper Corp. disclaims any responsibility for this precatory proposal and statement of support, which is presented as received from the shareholder. Gabelli Funds, LLC ("Gabelli"), located at One Corporate Center, Rye, NY 10580-1422, which owns more than $2,000 in market value of the Company's Common Stock, has given notice that it intends to present for action the shareholder proposal at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

PROPOSAL

        RESOLVED: that the shareholders of Wausau Paper Corp. (the "Company"') request the Board of Directors redeem the preferred share purchase rights issued pursuant to the Rights Agreement, dated as of October 21, 1998, and thereafter amended, unless the holders of a majority of the outstanding shares of common stock approve the issuance at a meeting of the shareholders held as soon as practical.

SUPPORTING STATEMENT

        As of October 21, 1998, the Board of Directors adopted a Rights Agreement and has since amended such Rights Agreement. The Rights represent a corporate anti-takeover device, commonly known as a "Poison Pill." Absent Board intervention, the Rights are exercisable when a person or group acquires a beneficial interest in 15% or more of the outstanding common stock of the Company.

        We oppose the use of Rights to prevent a potential bidder from effecting any merger or tender offer that is not approved by the Board of Directors. A poison pill stops a potential bidder from taking its offer directly to the shareholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board or management may sometimes have interests that conflict with interests of the shareholders. In effect, the pill allows a Board to arrogate to itself the sole right to determine what price a potential buyer must pay to acquire the entire company. The power of shareholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the shareholders' interests. We believe the shareholders should retain the right to decide for themselves what represents a fair price for their holdings.

WE URGE SHAREHOLDERS TO VOTE IN FAVOR OF THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

        Our Board adopted a shareholder rights plan after concluding that doing so was in the best interest of our shareholders. Most of the Company's directors are independent of management under New York Stock Exchange rules and their only loyalty is to the Corporation and its shareholders. After consideration of the shareholder proposal set out above, our Board remains of the belief that a shareholder rights plan is an important protection against takeover bids or threats that do not fairly value the Corporation, and that adoption of a shareholder rights plan is appropriately within the scope of the Board's responsibilities. Your Corporation has had a shareholder rights plan for over 15 years, and the proponent of this proposal has not cited any instance or example when it believed the rights plan was misused or has disadvantaged shareholders.

        Our Board adopted a shareholder rights plan to protect shareholders against unfair, coercive and abusive takeover tactics in connection with an unsolicited offer to acquire the Corporation. Our shareholder rights plan is not intended to prevent an acquisition on terms that are fair and equitable to all shareholders. A shareholder rights plan is does not preclude any sale of the Corporation that is approved by the Board. The Board believes that is in the best position to evaluate the merits of any bona fide acquisition proposal in accordance with its fiduciary duties to all shareholders. A shareholder rights plan forces the potential acquirer to negotiate directly with the Board, which enables the Board to represent all shareholders and enhances the Board's bargaining power to negotiate the best price possible if a decision is made to sell the Corporation. Therefore, the adoption of a shareholder rights plan is appropriate within the scope of the Board's responsibilities and is in the best interest of shareholders.

        Requiring shareholder approval of shareholder rights plans could impede the Board's ability to maximize shareholder value, particularly when time is of the essence and action must be taken quickly in response to an unfair takeover bid or threat. In responding to such an attempted takeover, we believe that our shareholders are best served by our Board composed primarily of independent directors elected by the shareholders and having a fiduciary duty to those shareholders. Any limitation on the Board's flexibility to adopt and maintain a shareholder rights plan could prevent it from appropriately responding to a takeover attempt, which could jeopardize our ability to negotiate most effectively, protect shareholders' interests, and maximize shareholder value.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

Other Matters

Proxy Statement and Other Shareholder Proposals

        Any shareholder who intends to present a proposal at the annual meeting to be held in 2015 must deliver the written proposal to the Secretary of the Company at our office in Mosinee, Wisconsin:

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  not later than March 24, 2015, if the proposal is submitted for inclusion in our proxy materials for the 2015 meeting pursuant to Rule 14a-8 under the Exchange Act; or

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  on or after May 23, 2015, and on or before June 22, 2015, if the proposal is submitted pursuant to our bylaws, in which case we are not required to include the proposal in our proxy materials.

Shareholders may present a proposal at the 2015 annual meeting for consideration only if proper notice of the proposal has been given in accordance with one of these requirements. Nominations for director made from the floor at the annual meeting of shareholders to be held in 2014 require advance notice in accordance with the bylaws.

Householding of Annual Meeting Materials

        In accordance with notices sent to shareholders who share the same address, we are sending only one annual report and proxy statement to that address unless we receive contrary instructions from any shareholder at that address. This practice, which is called "householding," is designed to reduce our printing and postage costs and the volume of duplicate information you receive. We expect that most banks, brokers, and other nominee record holders will also "household" proxy statements and annual reports for shareholders whose accounts are held in street name. Each shareholder will continue to receive a separate proxy card. We will promptly deliver a separate copy of our proxy statement or annual report to any shareholder upon written or oral request to the Secretary, Wausau Paper, 100 Paper Place, Mosinee, WI 54455-9099, telephone: (715) 693-4470. If shareholders who share the same address are currently receiving multiple copies of our annual report and proxy statement and would prefer to receive only a single copy, those shareholders may contact us at the same address or telephone number.

        Shareholders holding stock in their own name who wish to either request or discontinue householding may contact the Secretary of the Company at the address or telephone number listed in the preceding paragraph. Shareholders whose shares are held in street name and who wish to request or discontinue householding, should contact their bank, broker, or other nominee record holder.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on August 21, 2014

        This proxy statement and the 2013 Annual Report to Shareholders on Form 10-K are available for viewing, printing, and downloading at wausaupaper.com.

        We will furnish to any shareholder (without charge) a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to the Secretary, Wausau Paper Corp., 100 Paper Place, Mosinee, WI 54455.

By order of the Board of Directors

Sherri L. Lemmer Secretary

Please sign, date, and return your proxy card promptly.

Appendix A

WAUSAU PAPER CORP.
CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE
As amended February 16, 2004

        These categorical standards are adopted for the purpose of assisting the Board of Directors of Wausau Paper Corp. (the "Company") in making a determination of the independence of each director so as to satisfy the requirements of the New York Stock Exchange, Inc. ("NYSE") with respect to independent directors. These standards apply only to directors who are not officers or employees of the Company and its subsidiaries.

        1.    Definition of "Affiliated Company" and "Family Member."    For purposes of these standards, an "Affiliated Company" means a corporation, partnership, trust, limited liability company, and any other entity with which a director of the Company or any Family Member is affiliated by reason of being a director, officer, partner, trustee, manager, other official acting in the capacity of the entity's chief executive officer, or the beneficial owner of 5% or more of the equity interest thereof.

        For purposes of these standards, a "Family Member" means a director's spouse, parents, children, and siblings, whether by blood, marriage (i.e., "in-law" relationships), or adoption, or anyone (other than domestic employees) residing in the director's home.

        2.    Determination of Material Interest—Affiliated Companies.    A business relationship between the Company and an Affiliated Company shall not be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed "independent" for purposes of Section 303A of the NYSE Listed Company Manual solely as a result of such relationship, if each of the following standards has been met:

          (a)    Purchase or Sale of Goods and Non-Financial Services.    In connection with the purchase or sale of goods or the provision of services by an Affiliated Company which is not a bank holding company or depository institution, (i) the relationship between the Company and the Affiliated Company was in the ordinary course of business of the Company and of the Affiliated Company, (ii) all business between the Company and the Affiliated Company was conducted on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) the Affiliated Company did not make payments to the Company or its subsidiaries for such goods or services in excess of 2% of the Company's gross revenues for the last full fiscal year nor does the Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year, and (iv) the Company did not make payments to the Affiliated Company or its subsidiaries for goods or services in excess of 2% of the Affiliated Company's gross revenues for the last full fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year;

          (b)    Extension of Credit by Affiliated Company.    Any extension of credit or provision of services by an Affiliated Company which is a bank holding company or depository institution was done (i) in compliance with applicable law, (ii) on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) no event of default has occurred which remains uncorrected (unless waived), (iv) the Company reasonably believes that such credit and terms are or would be generally available to the Company from other lenders, and (v) the aggregate amount of interest and fees paid by the Company to the Affiliated Company with respect to the extension or extensions of credit and for all other services provided by the Affiliated Company during the last full fiscal year of the Affiliated Company do not exceed 2% of the Affiliated Company's total interest and noninterest income for such fiscal year nor does

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  the Affiliated Company reasonably believe such payments will exceed 2% of its total interest and noninterest income during its current fiscal year; and

          (c)    No Extensions of Credit by Company.    The Company did not extend credit (other than in the ordinary course of business and in connection with the sale of Company products in accordance with the Company's standard terms) to the Affiliated Company.

        3.    Determination of Material Interest—Provision of Certain Benefits.    The provision of medical and dental insurance to a director who is a former employee shall not, in the absence of any other relationship, be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed "independent" for purposes of Section 303A of the NYSE Listed Company Manual.

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FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

TO BE HELD AUGUST 21, 2014

WAUSAU PAPER CORP.

The undersigned hereby appoint(s) Michael C. Burandt and Sherri L. Lemmer, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Wausau Paper Corp. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on August 21, 2014 and at any adjournment or postponement thereof (the “Annual Meeting”).  The proxies have the authority to vote such stock as directed herein with respect to the proposal set forth in the Proxy Statement with the same effect as though the undersigned were present in person and voting such shares.  For participants in the Dividend Reinvestment and Stock Purchase Plan, Common Stock Purchase Plan, and the Corporation’s 401(k) Plan, the proxy also serves as voting instructions to the Plan administrator or trustee, as applicable, of such plans to vote the shares of common stock beneficially owned by the participants in each Plan.  The undersigned hereby revokes all proxies heretofore given to vote at the Annual Meeting and any adjournment thereof.

Please indicate how your stock is to be voted.  If no specific voting instructions are given, the shares represented by this proxy will be voted as recommended by the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 21, 2014:  The Proxy Statement and 2013 Annual Report to Shareholders on Form 10-K are available for viewing, printing, and downloading at wausaupaper.com.

(Continued, and to be marked, dated and signed on the other side.)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY — WAUSAU PAPER CORP.

Please mark your votes like this  ☒

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR each of the director nominees, FOR approval of our advisory vote on executive compensation, FOR ratification of the preliminary appointment of Deloitte & Touche LLP, and AGAINST the Shareholder proposal regarding rights plan approval.

1. ELECTION OF CLASS III DIRECTORS: The Board recommends a vote FOR the nominees	FOR	WITHHOLD AUTHORITY
☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)

LONDA J. DEWEY GARY W. FREELS GAVIN T. MOLINELLI

2 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.
The Board recommends a vote FOR approving executive compensation.
☐ FOR ☐ AGAINST ☐ABSTAIN

3. RATIFY THE PRELIMINARY APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR THE 2014 FISCAL YEAR.
The Board recommends a vote FOR ratification.
☐ FOR ☐ AGAINST ☐ABSTAIN

4. SHAREHOLDER PROPOSAL REGARDING APPROVAL OF RIGHTS PLAN. The Board recommends a vote AGAINST this Shareholder proposal.
☐ FOR ☐ AGAINST ☐ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2014.

Note:  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title.  If a corporation, partnership, LLC, or other entity, please sign in full name of entity by authorized individual and give title.